Exhibit 99.3

PRO FORMA VALUATION REPORT

KAISER FEDERAL FINANCIAL GROUP, INC.
Covina, California

PROPOSED HOLDING COMPANY FOR:
KAISER FEDERAL BANK
Covina, California

Dated As Of:
May 7, 2010

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

May 7, 2010

Boards of Directors
K-Fed Mutual Holding Company
K-Fed Bancorp
Kaiser Federal Bank
1359 North Grand Avenue, Suite 200
Covina, California  91724

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Kaiser Federal Financial Group, Inc., Covina, California (“Kaiser Federal Financial” or the “Company”), previously known as K-Fed Bancorp (“K-Fed”), in connection with the mutual-to-stock conversion of K-Fed Mutual Holding Company (the “MHC”).  The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 66.67% of the common stock of K-Fed (the “MHC Shares”), the mid-tier holding company for Kaiser Federal Bank, Covina, California (the “Bank”).  The remaining 33.33% of K-Fed’s common stock is owned by public stockholders.  K-Fed, which completed its initial public stock offering in March 2004, owns 100% of the common stock of the Bank.  It is our understanding that K-Fed will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax Qualified Plans, Supplemental Eligible Account Holders and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community with a preference given first to natural persons (including trusts of natural persons) residing in the California counties of Los Angeles, San Bernardino, Riverside and Santa Clara, and then to K-Fed Bancorp’s public stockholders.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
May 7, 2010

Plan of Conversion and Stock Issuance

On May 25, 2010, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) newly formed Kaiser Federal Financial will be organized as a stock subsidiary of the mid-tier holding company, (ii) the MHC will merge with and into the mid-tier holding company (the “MHC Merger”) with the mid-tier holding company being the survivor, and the MHC Shares will be cancelled; (iii) the mid-tier holding company will merge with the newly formed Kaiser Federal Financial (the “Mid-Tier Merger”) with Kaiser Federal Financial as the resulting entity and the Bank becoming a wholly-owned subsidiary of Kaiser Federal Financial; and (iv) immediately after the Mid-Tier Merger, newly formed Kaiser Federal Financial will offer and sell shares of its common stock to certain depositors of the Bank, residents of the Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion.  Hereinafter, K-Fed Bancorp and Kaiser Federal Financial will be referred to as “Kaiser Federal Financial” or the “Company.”  As of May 7, 2010, the MHC’s ownership interest in Kaiser Federal Financial approximated 66.67%.  The Company will also issue shares of its common stock to the public stockholders of Kaiser Federal Financial pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Kaiser Federal Financial common stock as owned immediately prior to the conversion.  As of May 7, 2010, the public stockholders’ ownership interest in Kaiser Federal Financial approximated 33.33%.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Kaiser Federal Financial, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of Kaiser Federal Financial, the Bank and the MHC that has included a review of audited financial information for fiscal years ended June 30, 2005 through 2009, and the nine months ended March 31, 2010, and due diligence related discussions with Kaiser Federal Financial’s management; Crowe Horwath, LLP, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Kaiser Federal Financial’s conversion counsel; and Keefe, Bruyette & Woods, the Company’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors
May 7, 2010

We have investigated the competitive environment within which Kaiser Federal Financial operates and have assessed Kaiser Federal Financial’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Kaiser Federal Financial and the industry as a whole.  We have analyzed the potential effects of the stock conversion on Kaiser Federal Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Kaiser Federal Financial.  We have analyzed the assets held by the MHC, which will be consolidated with Kaiser Federal Financial’s assets and equity pursuant to the completion of conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared Kaiser Federal Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Kaiser Federal Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Kaiser Federal Financial and its independent auditor, legal counsel, and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by Kaiser Federal Financial, or its independent auditor, legal counsel, and other authorized agents nor did we independently value the assets or liabilities of Kaiser Federal Financial.  The valuation considers Kaiser Federal Financial only as a going concern and should not be considered as an indication of Kaiser Federal Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Kaiser Federal Financial and for all thrifts and their holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Kaiser Federal Financial’s stock alone.  It is our understanding that there are no current plans for selling control of Kaiser Federal Financial following completion of the second-step stock offering.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Kaiser Federal Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 7, 2010, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in Kaiser Federal Financial, and (2) exchange shares issued to existing public shareholders of Kaiser Federal Financial, was equal to $119,988,260 at the midpoint, equal to 11,998,826 shares at $10.00 per share.

Boards of Directors
May 7, 2010

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Kaiser Federal Financial stock as a fully converted company.  The Board of Directors of the MHC has independently determined the exchange ratio.  The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Kaiser Federal Financial equal to 33.33% as of March 31, 2010.  The exchange ratio to be received by the existing minority shareholders of Kaiser Federal Financial will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings.  Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 0.7673 shares, 0.9028 shares, 1.0382 shares and 1.1939 shares of newly issued shares of Kaiser Federal Financial stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively.  RP Financial expresses no opinion on the proposed exchange of newly issued Kaiser Federal Financial shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(x)
Super Maximum	15,868,448	10,580,000	5,288,448	1.1939
Maximum	13,798,650	9,200,000	4,598,650	1.0382
Midpoint	11,998,826	8,000,000	3,998,826	0.9028
Minimum	10,199,002	6,800,000	3,399,002	0.7673

Distribution of Shares
Super Maximum	100.00%	66.67%	33.33%
Maximum	100.00%	66.67%	33.33%
Midpoint	100.00%	66.67%	33.33%
Minimum	100.00%	66.67%	33.33%

Aggregate Market Value(1)
Super Maximum	$158,684,480	$105,800,000	$52,884,480
Maximum	$137,986,500	$92,000,000	$45,986,500
Midpoint	$119,988,260	$80,000,000	$39,988,260
Minimum	$101,990,020	$68,000,000	$33,990,020

(1) Based on offering price of $10.00 per share.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Kaiser Federal Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

Boards of Directors
May 7, 2010

RP Financial’s valuation was based on the financial condition, operations, and shares outstanding of Kaiser Federal Financial as of March 31, 2010, the date of the financial data included in the prospectus.  The proposed exchange ratio to be received by the current public stockholders of Kaiser Federal Financial and the exchange of the public shares for newly issued shares of Kaiser Federal Financial common stock as a full public company was determined independently by the Boards of Directors of the MHC, Kaiser Federal Financial, and the Bank.  RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals, or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Kaiser Federal Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Kaiser Federal Financial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ James P. Hennessey
James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
KAISER FEDERAL FINANCIAL GROUP, INC.
KAISER FEDERAL BANK
Covina, California

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

	Introduction	I.1
	Former Credit Union Operations	I.1
	Post-Charter Conversion Operations	I.2
	Plan of Conversion and Reorganization	I.2
	Purpose of the Reorganization	I.3
	Strategic Overview	I.4
	Balance Sheet Trends	I.7
	Income and Expense Trends	I.12
	Interest Rate Risk Management	I.17
	Lending Activities and Strategy	I.19
	Asset Quality	I.23
	Funding Composition and Strategy	I.24
	Legal Proceedings	I.25

CHAPTER TWO	MARKET AREA ANALYSIS

	Introduction	II.1
	California Economic Trends	II.2
	Distressed Real Estate Market	II.3
	California State Budget Crisis	II.4
	Economic Outlook	II.5
	Local Real Estate Market Trends	II.6
	Los Angeles County	II.7
	Riverside and San Bernardino Counties – Inland Empire	II.8
	Santa Clara County	II.9
	Market Area Demographics	II.9
	Local Economy/Largest Employers	II.11
	Unemployment Rates	II.12
	Market Area Deposit Characteristics and Competition	II.13

CHAPTER THREE	PEER GROUP ANALYSIS

	Peer Group Selection	III.1
	Financial Condition	III.8
	Income and Expense Components	III.11
	Loan Composition	III.14
	Credit Risk	III.16
	Interest Rate Risk	III.18
	Summary	III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
KAISER FEDERAL FINANCIAL GROUP, INC.
KAISER FEDERAL BANK
Covina, California
(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.5
4.	Primary Market Area		IV.5
5.	Dividends		IV.6
6.	Liquidity of the Shares		IV.7
7.	Marketing of the Issue		IV.7
	A.	The Public Market	IV.8
	B.	The New Issue Market	IV.12
	C.	The Acquisition Market	IV.13
	D.	Trading in Kaiser Federal Financial’s Stock	IV.16
8.	Management		IV.16
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.17
Valuation Approaches			IV.17
1.	Price-to-Earnings (“P/E”)		IV.19
2.	Price-to-Book (“P/B”)		IV.20
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.22
Establishment of the Exchange Ratio			IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
KAISER FEDERAL FINANCIAL GROUP, INC.
KAISER FEDERAL BANK
Covina, California

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.8
1.2	Historical Income Statements	I.13

2.1	Summary Demographic Information	II.10
2.2	Major Employers in LA, San Bernardino, and Santa Clara Counties	II.11
2.3	Unemployment Trends	II.13
2.4	Deposit Summary	II.14
2.5	Deposit Competition	II.15

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Credit Risk Measures and Related Information	III.17
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.19

4.1	Pricing Characteristics and After-Market Trends	IV.14
4.2	Market Pricing Comparatives	IV.15
4.3	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Kaiser Federal Bank (“Kaiser Federal” or the “Bank”) is a federally-chartered stock savings bank which conducts operations through its executive offices in Covina, California, and eight branch offices, seven of which are in southern California (Los Angeles, San Bernardino, and, Riverside Counties) and one of which is located in Santa Clara in the San Francisco Bay area (Santa Clara County).  Three of the nine locations are full service branches and the other six locations are financial service centers.  Four of these financial service centers were opened from March 2006 through October 2006 in Bellflower, Harbor City, Los Angeles, and Riverside.  Certain locations reflect, in part, the former credit union roots and the location of Kaiser Permanente Medical Care Program employees or physicians.  The Bank also employs a variety of alternative delivery channels, including 57 ATMs (many of which are remotely located in Kaiser Permanente health care facilities), online banking with bill pay service, audio response, and a telephone call center.

Former Credit Union Operations

Kaiser Federal was originally chartered in 1953 as “Kaiser Foundation Hospital Employees Federal Credit Union,” serving the Los Angeles, San Pedro, and Santa Monica employees of the hospital, clinic, and KABAT-Kaiser Institute.  Over the years, the Board of Directors made strategic decisions to increase membership potential by adding other Kaiser health facilities and merging with a smaller Kaiser credit union in northern California.  As a result, Kaiser Federal has evolved into a full-service multi-branch financial institution operating through retail branches and remote ATMs located in both southern and northern California, and subsequently changed its name to Kaiser Permanente Federal Credit Union.  The conversion to a federal mutual savings bank was completed in November 1999 (the “Charter Conversion”) and at that time the current name was adopted and the Bank became subject to income taxes.

The objective of the Charter Conversion was to enhance long-term viability by expanding the field of membership to the local community.  Furthermore, as a credit union, the loans/deposits ratio was historically low as the loan demand by depositors was relatively low.  The Board sought to change the charter to become a more active lender in the local community.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Post-Charter Conversion Operations

The Bank’s post Charter Conversion operations have been characterized by relatively strong growth in loans and deposits, with much of the loan growth attributable to affiliate relationships.  The loan growth has featured expanded lending authority, as evidenced in the growth of permanent residential mortgages and commercial and multi-family loans (“income property loans”).

Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision (“OTS”).  The Bank is currently a member of the Federal Home Loan Bank (“FHLB”) system and the Bank’s deposits are insured up to the regulatory maximums by the Deposit Insurance Fund (“DIF”) of the Federal Deposit Insurance Corporation (“FDIC”).

Kaiser Federal reorganized into a mutual holding company structure in July 2003, but no stock was issued publicly at the time.  Simultaneous with the mutual holding company reorganization and formation of K-Fed Mutual Holding Company (the “MHC”), a wholly-owned mid-tier stock holding company was formed, K-Fed Bancorp (“K-Fed”), and Kaiser Federal became a wholly-owned stock subsidiary of K-Fed.  The MHC and K-Fed were both capitalized with $50,000 in cash concurrent with their formation.

On March 30, 2004, K-Fed completed a minority stock offering in which it sold 5,686,750 shares, or 39.09% of total shares to eligible depositors and the Employee Stock Ownership Plan (“ESOP”).  The remaining 8,861,750 outstanding shares of K-Fed’s common stock were issued to the MHC.  Since the initial public offering (“IPO”) K-Fed has declared quarterly cash dividends on its common stock on a regular basis and has repurchased 1.4 million publicly-held shares through periodic stock repurchase programs.

At March 31, 2010, K-Fed had total assets of $893.1 million, deposits of $648.7 million and equity of $93.0 million, or 10.4% of total assets.  As of this date, approximately 26.6% of K-Fed’s deposits were from customers who are employed by the Kaiser Permanente Medical Care Program.  Audited financial statements for the most recent period are included by reference as Exhibit I-1 and key operating ratios are set forth in Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Plan of Conversion and Reorganization

On May 25, 2010, K-Fed Bancorp announced that the Boards of Directors of the MHC, K-Fed, and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which K-Fed will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in K-Fed.  Pursuant to the Plan of Conversion, K-Fed will be succeeded by a new Maryland chartered stock corporation named Kaiser Federal Financial Group, Inc. (“Kaiser Federal Financial” or the “Company”).  The Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same 33.3% aggregate ownership percentage as immediately before the Offering.

Purpose of the Reorganization

The Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of Kaiser Federal Financial in the local market area, enhance profitability and reduce interest rate risk.  Importantly, the additional equity will provide a larger capital base for continued growth and diversification over the long term and an addition to the capital base at a time when NPAs are increasing and the economy is in recession.  Future growth opportunities are expected through continued branch expansion by leasing new branch/financial service center facilities or by acquiring branches from other financial institutions primarily located near Kaiser Permanente Medical Centers in southern California.  Additionally, the Company anticipates that there may be potential opportunities in the current environment to acquire either distressed financial institutions at relatively low prices and/or failed banks from the FDIC.  The MHC structure has limited the opportunity to acquire other institutions – so the Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration.  Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

●
The Company.  The Company is expected to retain up to 50% of the net conversion proceeds.  At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix.  Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

●
The Bank.  The balance of the net offering proceeds will be infused into the Bank.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, purchasing mortgage backed securities (“MBS”), general corporate purposes and/or expansion, and diversification.

The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, growing primarily through the current delivery channels.  If appropriate, Kaiser Federal Financial may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.

Strategic Overview

Throughout much of its corporate history, Kaiser Federal Financial’s strategic focus was on serving its historical credit union field of membership.  However, the Charter Conversion was undertaken to broaden the traditional customer base beyond the Kaiser Permanente Medical Program with the objective of enhancing future growth prospects while mitigating the risk exposure related to conducting businesses with a limited customer base tied to a single employer.  The Company has been generally successful in such customer diversification initiatives through de novo branching, establishing a network of remote ATMs, broadening lending programs (including originations and purchases), emphasizing marketing and competitive pricing strategies, and pursuing strategic affiliations to increase loan volume.

Prior to the Charter Conversion, the deposit balances attributable to Kaiser Permanente employees accounted for 50% of total deposits.  As of March 31, 2010, having more than doubled in size, the proportion of deposits from Kaiser Permanente employees has diminished to 26% currently, which illustrates the success of its customer diversification strategy.  Notwithstanding the effort to diversify, the Company continues to seek to build on the historical ties to Kaiser Permanente and actively seeks to locate offices and ATMs near Kaiser Permanente facilities.

Loan customer diversification is attributable to the active origination and/or purchase of 1-4 family mortgage loans to customers who were not employees of Kaiser Permanente following the Charter Conversion.  Moreover, as the credit union lending restrictions were removed, the Company became actively engaged in originating multi-family mortgage and, to a lesser extent, commercial mortgage loans, substantially all of which were extended to individuals outside of the Kaiser Permanente employee base.  This loan customer diversification has lessened the Company’s perceived credit risk profile directly linked to the employee concentration with Kaiser Permanente.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The ability to market to a broader customer base (both from an employer and geographic perspective) and the ability to offer an expanded line of products, particularly in the mortgage area, have contributed to the Company’s strong asset and loan growth from early in the decade to the close of fiscal 2007.  Such expansion, coupled with the additional capital from the Minority Stock Issuance, enabled the Company to maintain earnings for the fiscal 2005 to 2009 period, notwithstanding a challenging interest rate environment and increasing operating expenses.

As noted above, the Company’s growth oriented business plan was in place through the end of fiscal 2007 and resulted in aggregate asset growth equal to 25.0% for the fiscal 2005 to 2007 period.  Asset growth for the subsequent two year period moderated substantially and equaled only 11.9% over the fiscal 2007 to 2009 period, while the Company’s asset base shrank modestly for the nine months ended March 31, 2010.  The foregoing trends are a response to a changing economic and regulatory environment.  In this regard, the Company ceased purchasing residential mortgage loans in fiscal 2008 which had supplemented the internal origination capacity up to that point.  Over the fiscal 2008 to 2009 period, the Company more actively originated commercial and multi-family mortgage loans which increased in proportion to total loans, while residential mortgage loans diminished as purchases abated and the internal origination capacity is limited.  Importantly, the Company deemphasized commercial mortgage lending in fiscal 2009 and has ceased originating commercial mortgages in fiscal 2010, largely to minimize its perceived risk exposure in the current economic environment.

While the Company has historically maintained very strong credit quality ratios, the level of NPAs have increased from less than 1% of assets as of March 2009 to 3.34% of assets as of March 2010.  The adverse asset quality trends have also impacted the Company’s operating condition as a result of increasing levels of loan loss provisions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Retail deposits have consistently served as the primary interest-bearing funding source for the Company.  The Company has adopted a premium pricing strategy to facilitate deposit generation in the absence of a comprehensive branch network – the success of this strategy is underscored by the fact that only three of its offices are full service.  The Company maintains nine branch offices, six of which are financial service centers (or “cashless” branches).  In addition, the Company employs a variety of alternative delivery systems, particularly technology-oriented systems, which are designed to minimize overhead costs, provide convenient around-the-clock access for customers and increase profitability through continued balance sheet growth.  The Company maintains a substantial network of 57 ATMs, the majority of which are remote locations.  The Company maintains its own web site, and utilizes such technology to communicate key information to its customers.  The Company provides the ability for online banking, which includes cash management and online bill payment.  The Company’s 24-hour telephone banking system provides access to account information and numerous banking functions.  Remote access methods, such as the ATM network, audio response unit, call center, and online banking/bill payer continue to process over 90% of the Company’s customer transactions.  Branches and financial service centers strategically located for the Company’s markets provide touchstones to attract new account holders and facilitate transactions that cannot be completed electronically.

The Company supplements its deposit funding sources with borrowed funds, which it typically utilizes in two different respects:  (1) as a supplemental funding source to favorably manage funding costs and to manage interest rate risk; and (2) longer-term borrowings to finance growth and diversification as a supplement to funding operations through deposits.  Following the Second Step Conversion, the Company believes it will continue to utilize FHLB advances when the “all in” cost of funds compares favorably to deposits.  Expansion of the borrowings portfolio through fiscal 2008 facilitated asset and loan growth while borrowings have diminished subsequently as modest loan growth coupled with growth of the deposit balances has minimized the need for borrowings.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, reflecting a traditional operating strategy.  In this regard, the Company’s earnings from fiscal 2005 through 2007 were impacted by spread compression, reflecting the impact of Federal Reserve rate hikes which caused a flattening yield curve and rising funding costs for the Company.  While recent rate reductions by the Fed have positively impacted the Company’s spreads, the earnings benefit has been mitigated by an increasing level of NPAs and loan loss provisions resulting from a recessionary economic environment.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

The capital raised in the Second Step Conversion will enhance the Company’s earnings with the reinvestment of the proceeds and provide an additional capital cushion to address the NPAs over the near term and capital for growth over the longer term.  The post-offering business plan of the Company is expected to continue to focus on continuing to build a diversified loan portfolio, including primarily mortgage loans focused on commercial and multi-family mortgage loans and residential mortgage loans to a lesser extent.  Consistent with the recent past, the Company will be seeking to fund operations primarily with deposits and borrowed funds to a lesser extent.  Importantly, the increased capitalization will enhance the ratio of capital to high risk-weight loans and enhance the ability of the Company to continue to undertake multi-family and commercial lending albeit at growth rates which may be lower than those experienced over the last five years.  A summary of the Company’s key operating ratios for this period is presented in Exhibit I-2.

Balance Sheet Trends

Growth Trends

Balance sheet growth trends for the Company are presented in Table 1.1, highlighting the trends noted previously.  Since December 31, 2005, total assets increased at a 7.3% compounded annual rate, expanding from $640.1 million to $893.1 million as of March 31, 2010.  Over this nearly five year timeframe, the asset composition in terms of loans and investments has remained relatively unchanged, as both these broad asset categories have increased at a rate approximating the 7% annual asset growth rate.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings.  Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 6.8% since the end of fiscal 2005, facilitated by the establishment of four financial service centers during the first three quarters of 2006.  Borrowed funds have increased at a comparatively faster pace (by 16.3% compounded annually), as the Company relied heavily on borrowed funds to supplement deposits when asset growth was comparatively rapid during the fiscal 2005 to 2007 period.  Borrowed funds have diminished by $113 million from the peak level of $260.0 in fiscal 2008 to equal $147.0 million as of March 31, 2010, reflecting both strong deposit inflows and the impact of limited asset growth which diminished the need for funding liabilities.

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Table 1.1
Kaiser Federal Financial Group, Inc.
Historical Balance Sheets

													6/30/05-
													3/31/10
	As of the Fiscal Year Ended June 30,												Annual
	2005		2006		2007		2008		2009		As of March 31, 2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$640,097	100.00%	$738,899	100.00%	$799,625	100.00%	$849,291	100.00%	$895,097	100.00%	$893,134	100.00%	7.26%
Cash and Cash Equivalents	17,315	2.71%	25,579	3.46%	22,339	2.79%	51,240	6.03%	73,705	8.23%	66,137	7.41%	32.60%
Loans Receivable (net)	537,567	83.98%	634,093	85.82%	699,143	87.43%	742,191	87.39%	746,875	83.44%	752,607	84.27%	7.34%
Investment Securities - AFS	18,848	2.94%	11,289	1.53%	13,579	1.70%	8,539	1.01%	4,236	0.47%	2,748	0.31%	-33.33%
Investment Securities - HTM	30,834	4.82%	24,738	3.35%	21,096	2.64%	7,504	0.88%	5,528	0.62%	4,101	0.46%	-34.60%
Other Investments	9,010	1.41%	9,010	1.22%	7,363	0.92%	-	0.00%	25,508	2.85%	24,146	2.70%	23.06%
FHLB Stock	4,027	0.63%	8,746	1.18%	9,870	1.23%	12,540	1.48%	12,649	1.41%	12,649	1.42%	27.25%
Goodwill and Core Deposit Intangible	4,518	0.71%	4,387	0.59%	4,273	0.53%	4,176	0.49%	4,097	0.46%	4,049	0.45%	-2.28%
BOLI	10,089	1.58%	10,514	1.42%	10,954	1.37%	11,408	1.34%	11,884	1.33%	12,250	1.37%	4.17%
Deposits	475,792	74.33%	463,454	62.72%	494,128	61.79%	495,058	58.29%	566,193	63.25%	648,738	72.64%	6.75%
Borrowed Funds	70,777	11.06%	179,948	24.35%	210,016	26.26%	260,019	30.62%	232,004	25.92%	147,000	16.46%	16.63%

Total Equity	90,440	14.13%	92,337	12.50%	91,957	11.50%	90,328	10.64%	92,558	10.34%	93,021	10.42%	0.16%
Tangible Equity	85,922	13.42%	87,950	11.90%	87,684	10.97%	86,152	10.14%	88,461	9.88%	88,972	9.96%	0.24%

Loans/Deposits		112.98%		136.82%		141.49%		149.92%		131.91%		116.01%

Number of Full Service Offices		3		3		3		3		3		3
Number of Financial Service Centers		2		4		6		6		6		6

Source: Kaiser Federal Financial Group, Inc.’s prospectus.

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Annual equity growth was less than 1% since the end of fiscal 2005, with the expanded equity base primarily reflecting the impact of retained earnings over the period, net of cash dividends and periodic share repurchases.  Coupled with moderate balance sheet growth achieved over the period, the equity-to-assets ratio declined from 14.1% as of the end of fiscal 2005 (after the minority stock issuance was completed in fiscal 2004) to 10.4% as of March 31, 2010.  Going forward, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Loans Receivable

The Company’s lending strategy has evolved over the last several fiscal years but has primarily emphasized real estate lending, including both 1-4 family residential and income property loans secured by multi-family or commercial properties.  Kaiser Federal Financial’s loan portfolio composition as of March 31, 2010, underscores such emphasis – permanent first mortgage loans secured by 1-4 family residential properties totaled $343.4 million, equal to 44.9% of gross loans, while multi-family and commercial real estate loans totaled $374.2 million, equal to approximately 48.9% of gross loans.  Consumer loans equaled 6.2% of gross loans.

A portion of the Company’s 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae.  Some non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria.  Additionally, the Company also has a portfolio of “ALT A” and subprime loans which were originated in the 2005 to 2007 period, which has contributed to a portion of the increase in the Company’s NPAs.  Until fiscal 2007, the majority of the Company’s 1-4 family mortgage loans had been purchased from financial institutions and mortgage bankers, generally operating in southern California.  The majority of the loans that are purchased are acquired with servicing released to allow for greater investments in real estate lending without having to significantly increase the Company’s servicing and operations costs.  However, as the level of loan delinquencies in the 1-4 family mortgage portfolio increased in fiscal 2010, the Company has found that many servicers of its purchased loans provide inadequate collections and resolution services potentially extending the resolution period.

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Since fiscal 2007, the Company has not purchased any 1-4 family residential mortgage loans and internal origination volumes have been relatively limited.  Accordingly, the balance of residential loans has declined over the last two and three-quarter fiscal years.

The Company’s multi-family and commercial mortgage lending has been conducted in California, particularly southern California.  Such loans are typically offered with adjustable rates, which adjust based on a U.S. Treasury index (typically the one year CMT) but which may be fixed for the first 3 or 5 years of the loan.  Such loans typically possess maturities ranging up to 15 years, with amortization periods of up to 30 years.  Income property loans are generated through an in-house staff of originators, as well as from the use of mortgage brokers.  The Company retains a portion of the larger multi-family loans originated, and sells participations to manage the exposure to any one borrower.  The Company has recently limited investment in income property loans solely to multi-family mortgages believing that the commercial real estate segment of the loan market contained undue credit risk exposure in the current recessionary economic environment in southern California.

The balance of the loan portfolio was comprised of consumer loans, primarily including non-mortgage auto loans and unsecured loans.

Cash, Investments and Mortgage-Backed Securities

Kaiser Federal Financial’s preference is to deploy the majority of assets into loans while maintaining required liquidity.  The Company anticipates initially reinvesting the net offering proceeds into investments with shorter maturities, pending longer-term deployment primarily into loans.

As of March 31, 2010, the Company’s portfolio of cash and liquidity investments totaled $90.3 million, or 10.1% of total assets.  At this date, this portfolio was comprised of non-interest bearing cash and cash equivalents ($8.7 million); federal funds sold ($57.4 million), and interest-bearing deposits at other financial institutions ($24.1 million).  All of the foregoing assets are considered to be cash or cash equivalents, and thus are not classified as available for sale (“AFS”) or held to maturity (“HTM”).  Additionally, the Company maintains a modest investment in FHLB stock with a book value of $12.6 million.  See Exhibit I-3 for the investment portfolio composition.

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The Company also maintains an investment portfolio of securities AFS and securities HTM.  The securities classified as AFS consist primarily of mortgage-backed securities (“MBS”) which totaled $4.1 million, equal to 0.5% of assets as of March 31, 2010.  The securities classified as HTM consists of both MBS and collateralized mortgage obligations (“CMO”), which totaled $2.7 million, or 0.3% of assets as of March 31, 2010.  It is management’s intent to maintain comparatively modest MBS and CMO balances, however, in favor of whole loans.

Bank Owned Life Insurance

In April 2005, the Company purchased $10.0 million in bank owned life insurance (“BOLI”) and, as of March 31, 2010, the balance of BOLI totaled $12.3 million, which reflects a modest increase owing to increases in the cash surrender value of the policies.  The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis.  The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Intangible Assets

The Company maintained goodwill and core deposit intangibles totaling $4.0 million, or 0.5% of assets, at the end of March 31, 2010, which consisted of $3.95 million of goodwill and $99,000 of core deposit intangibles (“CDI”).  The intangible assets stem from the September 2004 acquisition of the Pan American Bank’s Panorama City branch.  The CDI is being amortized over approximately eight years on an accelerated basis and deducted for tax purposes over 15 years using the straight line method.  The CDI will be fully amortized in approximately 2013.  The goodwill is tested for impairment at least annually, and no impairment charges have been recorded to date.

Funding Structure

Retail deposits have generally met the substantial portion of the Company’s funding needs supplemented with borrowed funds from the FHLB of San Francisco.  The Company maintains a strong level of savings and transaction accounts, which totaled $320.1 million, or 49.3% of total deposits, as of March 31, 2010.  Certificates of deposits (“CDs”) comprise the single largest segment of deposits.  CDs equaled $328.6 million, or 50.7% of total deposits at March 31, 2010.  In comparison, non-interest-bearing checking, money market and passbook savings accounts equaled $65.0 million (10.0% of deposits), $122.9 million (19.0% of deposits), and $132.2 million (20.4% of deposits), respectively.

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The Company has continually utilized borrowed funds over the last five fiscal years, with all of the borrowings consisting of FHLB advances.  As of March 31, 2010, FHLB advances totaled $147.0 million, representing 16.5% of total assets.  The Company typically utilizes borrowings:  (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.  Recent reductions in borrowings was attributable to deposit growth resulting from both CD promotions and to growth in IRA and other types of savings/transaction accounts and to the limited need for funds in the absence of growth in the deposit balances.  Importantly, the Company’s term borrowings have a relatively high interest cost ($147.0 million balance at a weighted average cost of funds equal to 4.57%).  The maturing of these high cost borrowings over the next 18 months will likely serve to reduce the Company’s cost of funds as they are replaced with funds at today’s lower market interest rate.

Equity

Since fiscal year end 2005, the limited increase in retained earnings has reflected the Company’s capital strategies, including the payment of shareholder dividends and share repurchases.  As a result, the Company’s equity has only grown to $93.0 million, as of March 31, 2010, reflecting a 0.2% compounded annual rate of growth since the end of fiscal 2005.  However, the equity ratio has declined since fiscal 2005 reflecting the impact of asset growth.  The Bank maintained strong surpluses relative to its regulatory capital requirements at March 31, 2010, and thus qualified as a “well capitalized” institution.  The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth.  As discussed previously, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended 2005 to 2009 and for the twelve months ended March 31, 2010.  The Company’s net earnings fluctuated in a relatively narrow range over the fiscal 2005 to 2009 period, ranging from a low of $3.9 million (0.47% of average assets) in fiscal 2008 to a high of $5.0 million in fiscal 2005. Earnings for the most recent twelve month period ended March 31, 2010, diminished relative to the fiscal 2009 result, and equaled $2.5 million or 0.29% of average assets.

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Table 1.2
Kaiser Federal Financial Group, Inc.
Historical Income Statements

											Twelve Months
	For the Fiscal Year Ended June 30,										Ended
	2005		2006		2007		2008		2009		March 31, 2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$28,168	4.62%	$35,821	4.94%	$41,166	5.38%	$45,238	5.50%	$45,173	5.23%	$45,059	5.10%
Interest Expense	(10,800)	-1.77%	(17,464)	-2.41%	(23,140)	-3.03%	(25,769)	-3.13%	(22,883)	-2.65%	(19,155)	-2.17%
Net Interest Income	$17,368	2.85%	$18,357	2.53%	$18,026	2.36%	$19,469	2.37%	$22,290	2.58%	$25,904	2.93%
Provision for Loan Losses	(406)	-0.07%	(652)	-0.09%	(529)	-0.07%	(962)	-0.12%	(2,586)	-0.30%	(9,366)	-1.06%
Net Interest Income after Provisions	$16,962	2.78%	$17,705	2.44%	$17,497	2.29%	$18,507	2.25%	$19,704	2.28%	$16,538	1.87%

Bank-Owned Life Insurance	89	0.01%	426	0.06%	439	0.06%	454	0.06%	476	0.06%	485	0.05%
Other Operating Income	2,967	0.49%	3,000	0.41%	3,820	0.50%	3,866	0.47%	4,073	0.47%	4,146	0.47%
Operating Expense	(12,041)	-1.98%	(13,476)	-1.86%	(14,588)	-1.91%	(15,547)	-1.89%	(16,749)	-1.94%	(17,472)	-1.98%
Net Operating Income	$7,977	1.31%	$7,655	1.06%	$7,168	0.94%	$7,280	0.88%	$7,504	0.87%	$3,697	0.42%

Total Non-Operating Income/(Expense)	$-	0.00%	$-	0.00%	$-	0.00%	$(1,279)	-0.16%	$-	0.00%	$-	0.00%

Net Income Before Tax	$7,977	1.31%	$7,655	1.06%	$7,168	0.94%	$6,001	0.73%	$7,504	0.87%	$3,697	0.42%
Income Taxes	(2,980)	-0.49%	(2,726)	-0.38%	(2,504)	-0.33%	(2,133)	-0.26%	(2,755)	-0.32%	(1,169)	-0.13%
Net Income (Loss)	$4,997	0.82%	$4,929	0.68%	$4,664	0.61%	$3,868	0.47%	$4,749	0.55%	$2,528	0.29%

Estimated Core Net Income
Net Income	$4,997	0.82%	$4,929	0.68%	$4,664	0.61%	$3,868	0.47%	$4,749	0.55%	$2,528	0.29%
Addback(Deduct): Non-Recurring (Inc)/Exp	-	0.00%	-	0.00%	-	0.00%	1,279	0.16%	-	0.00%	-	0.00%
Tax Effect (1)	-	0.00%	-	0.00%	-	0.00%	(526)	-0.06%	-	0.00%	-	0.00%
Estimated Core Net Income	$4,997	0.82%	$4,929	0.68%	$4,664	0.61%	$4,621	0.56%	$4,749	0.55%	$2,528	0.29%

Memo:
Expense Coverage Ratio (2)	144.24%		136.22%		123.57%		125.23%		133.08%		148.26%
Efficiency Ratio (3)	58.96%		61.86%		65.46%		65.35%		62.41%		57.22%
Effective Tax Rate	37.36%		35.61%		34.93%		35.54%		36.71%		31.62%

(1)	Based on an estimated effective tax rate of 41.1%.
(2)	Net interest income divided by operating expenses.
(3)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Kaiser Federal Financial Group, Inc.’s prospectus.

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Core earnings over the fiscal 2005 to 2009 period, or earnings, excluding non-recurring income and expenses on a tax effected basis, were relatively stable ranging from a low of $4.6 million in fiscal 2008 to a high of $5.0 million in fiscal 2005.  Peak earnings for fiscal 2005 were both the result of the net reinvestment benefit of the offering proceeds and continuing strong balance sheet growth.  In subsequent periods, the earnings benefit of balance sheet growth was substantially offset by spread compression which limited the benefit of balance sheet growth to the net interest margin and the impact of increasing operating costs.  Earnings diminished for the twelve months ended March 31, 2010, primarily owing to the increase in NPAs and the higher level of resulting loan loss provisions, and notwithstanding an improving net interest margin.  These trends are described more fully below.

Net Interest Income

Net interest income steadily increased over the period from fiscal 2005 to the twelve months ended March 31, 2010, primarily reflecting the impact of balance sheet growth and the reinvestment of offering proceeds.  Additionally, the Company’s yield-cost spreads have been improving since fiscal 2007, both as a result of the changing loan mix reflecting a greater proportion of income producing property loans and more recently as the Federal Reserve Open Market Committee (“FOMC”) has reduced the Federal Funds rate target which has caused the Company’s funding costs to diminish more rapidly than asset yields.

Specifically, net interest income increased from $17.4 million in fiscal 2005 to $25.9 million for the twelve months ended March 31, 2010.  The net interest income to average assets ratio has followed a somewhat different trend than the dollar amount.  In this regard, after falling from 2.85% in fiscal 2005 to 2.36% in fiscal 2007, the net interest income ratio has steadily increased to a level of 2.93% for the twelve months ended March 31, 2010.

The Company’s interest rate spreads (see Exhibit I-4) have increased over the last three fiscal years, from 1.87% in fiscal 2007 to 2.29% in fiscal 2009 and have been an important factor in the recent growth of net interest income (i.e., both on a dollar basis and as a percent of average assets).  Moreover, the Company’s spreads have continued to realize the benefit of declining funding costs into fiscal 2010 as the net spread increased to 2.77% over the nine months ended March 31, 2010.  Importantly, further reductions in funding costs are anticipated by management, particularly as $147 million of high cost borrowings (weighted average cost of 4.57% as of March 31, 2010) are scheduled to mature over the next 18 months.

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The initial reinvestment of the Offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds.  At the same, while the initial reinvestment of the Offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.  Over the long term, the asset yields may likely recover as the funds from the Offering are redeployed into higher yielding loans, which is the longer-term plan of the use of proceeds.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s market area.  However, since fiscal 2007, the Company has increased the level of loan loss provisions, which management attributes to loan growth (including growth in high risk-weight multi-family and commercial loans), an increasing level of NPAs, and as a result of a weak economy and erosion of real estate values which support the collateral value of Kaiser Federal Financial’s mortgage portfolio.  The increase in NPAs was most notable over the first nine months of fiscal 2010.

As a result, loan loss provisions have increased since the end of fiscal 2007, to equal $9.4 million or 1.06% of average assets for the twelve months ended March 31, 2010.  At March 31, 2010, the Company maintained valuation allowances of $12.8 million, equal to 1.68% of total loans and 44.40% of non-performing loans.  Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period.  Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

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Non-Interest Income

Consistent with the Company’s limited level of diversification into fee generating activities, sources of non-interest operating income have been a somewhat modest contributor to the Company’s earnings.  Throughout the period shown in Table 1.2, sources of non-interest operating income have remained relatively stable as a percent of average assets, but increased on a dollar basis to equal $4.6 million or 0.52% of average assets for the twelve months ended March 31, 2010.  The largest component of the Company’s non-interest income consists of deposit service charges and fees earned on transaction accounts.  Other components of non-interest income include returns on the investment in BOLI, which commenced late in fiscal 2005.  Given that no major changes to the Company’s operations are anticipated (which would result in a major increase in fee generating deposit accounts or other products and services), the Company’s earnings can be expected to remain dependent upon the net interest margin net of operating expenses.

Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth and branching, both from acquisition and de novo branching, as well as the deployment of additional remote ATMs.  Specifically, the increase in operating expenses recently has been due to employee and facilities costs associated with the relocation of the Company’s Pasadena branch and the openings of financial service centers in Bellflower, Harbor City, Los Angeles, and Riverside.  In addition, employee costs have risen due to remaining competitive on a salary basis as well as increased benefit costs, including stock-based benefit plans and rising medical insurance premiums.  Additionally, the increased emphasis on multi-family lending through internal originations has required the bolstering of the lending function in terms of origination, processing, and asset review staffing and related overhead costs while the Company has been required to staff a special assets resolution group to address the increasing NPAs.

Although operating expenses have increased from $12.0 million in fiscal 2005 to $17.5 million over the twelve months ended March 31, 2010, the ratio to average assets has remained relatively stable fluctuating in a range near 1.90% of average assets and equaling 1.98% of average assets for the twelve months ended March 31, 2010.  Operating expenses are expected to increase on a post-offering basis as a result of the expense of the additional stock-related benefit plans.  At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

Non-Operating Income/Expense

Non-operating income and expenses have typically had a limited impact on earnings over the last several years and have primarily consisted of gains on the sale of loans and investments.  In this regard, the only significant non-operating expense reported since fiscal 2005, were the expenses of the aborted second step conversion which totaled $1.3 million and were recognized in fiscal 2007.

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Taxes

The Company’s average tax rate has fluctuated over the last five fiscal periods and through the nine months ended March 31, 2010, but has been in the range of 32% to 37%.  The relatively low average tax rate in comparison to the estimated marginal tax rate in the range of 41% reflects the investment in tax-advantaged investments, including the BOLI investment as well as investment in the California Affordable Housing Program which have reduced the effective tax rate.

Efficiency Ratio

The Company’s efficiency ratio deteriorated from fiscal 2005 to fiscal 2008 reflecting that the ratio of net interest income to average assets fell while the ratio of operating expenses and non-interest income to average assets remained unchanged.  The impact of the deteriorating efficiency ratio on core earnings has been minimized by the positive earnings impact of balance sheet growth and as a result, core earnings were relatively stable over the fiscal 2005 to 2008 period.

The efficiency ratio reflects improvement since the end of fiscal 2008, diminishing from 65.35% to 57.22% for the twelve months ended March 31, 2010.  The improvement is primarily the result of a declining cost of funds which has benefited the Company’s net interest margin.  Importantly, deteriorating asset quality ratios for the Company and the resulting higher level of loan loss provisions have more than offset the earnings benefit of the expanding level of net interest income.  Moreover, given the recent trend in NPAs, loan loss provisions may continue to limit the earnings benefit of an improving efficiency ratio at least over the near term.  On a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering.  However, a portion of the benefit is expected to be at least partially offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

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➢	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and multi-family mortgage lending;

➢	Maintaining a large balance of liquidity investments which have short repricing terms;

➢	Promoting transaction accounts and, when appropriate, longer-term CDs;

➢	Maintaining stable depositor relationships by providing quality service and multiple delivery channels so as to diminish the need to price funds on a highly competitive basis;

➢	Utilizing longer-term borrowings when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

➢	Maintaining a strong capital level; and

➢	Limiting investment in fixed assets and other non-earning assets and seeking to resolve existing non-performing assets as quickly as possible;

The rate shock analysis as of March 31, 2010 (see Exhibit I-6) reflects a modest liability sensitive position with the net portfolio value (“NPV”) declining by 162 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 9.99%, which would indicate a “minimal” risk exposure pursuant to regulatory definitions.  By way of comparison, OTS estimates NPV data on a regional and national basis.  Based on OTS estimates, incorporating September 30, 2009 financial data and market rate information, assuming a positive 200 basis point instantaneous, and permanent rate shock, the mean post-shock NPV ratio for all thrifts operating in the OTS Western Region equaled 12.26%, as of September 30, 2009, which reflects a mean 104 basis point decline relative to the base scenario.  Thus, the Company’s risk exposure is less favorable compared to the regional average.

The NPV analysis is an indicator of the risk to earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities.  The OTS NPV analysis indicates that Kaiser Federal Financial has a lower NPV ratio and higher interest sensitivity measure pursuant to a rising interest rate scenario.  The level of risk for the Company falls into the minimal risk category, pursuant to OTS guidelines.

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I.19

The principal factors impacting the Company’s interest rate risk exposure include the recent emphasis on originating adjustable rate mortgage loans (primarily multi-family and commercial mortgage loans) whose short to intermediate term repricing structure (typically no longer than 7 years) closely matches the short term repricing structure of the deposit base.  At the same time, the Company’s strategy of limiting its investment in branch offices and emphasizing alternative delivery mechanisms may tend to increase the need for premium pricing relative to institutions with more comprehensive branch structures, thereby increasing the sensitivity of the pricing of deposits to changing market interest rates. The Company’s interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.

Overall, the data suggests Kaiser Federal Financial’s earnings would be adversely impacted by rising interest rates, although the Company has been somewhat successful in reducing its exposure to interest rate risk.  At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of the Company’s adjustable rate loans in a rising interest rate environment.

Lending Activities and Strategy

Since the Charter Conversion, the Company has been primarily emphasizing real estate lending.  Through fiscal 2007, the Company primarily focused on originating and/or purchasing 1-4 family residential mortgage loans while a lesser emphasis was placed on investment in commercial and multi-family mortgage loans.  In this regard, the Company’s internal residential mortgage origination capacity was limited, and through 2007, Kaiser Federal Financial relied heavily on purchasing loans from California-based brokers and financial institutions as a source of loans.  The Company ceased purchasing residential mortgage loans in fiscal 2008 which had supplemented the internal origination capacity up to that point.  Coupled with the limited internal loan origination capacity and the weakness in the local residential real estate market which has limited the Company’s appetite for residential mortgages to relatively strong borrowers on well-secured properties, the residential mortgage loan balance has diminished from a 2007 fiscal year end peak level of $469.5 million to $343.4 million as of March 31, 2010, or by $126.1 million, equal to 27%.

Over the fiscal 2008 to 2009 period and through March 31, 2010, the Company more actively originated commercial and multi-family mortgage loans which increased in proportion to total loans while residential mortgage loans diminished.  Importantly, the increase in the income property loan balance more than offset the decline in the residential loan balance and enabled the Company to realize modest growth in the loan portfolio, overall, from the end of fiscal 2007 to March 31, 2010.  Specifically, from the end of fiscal 2007 to March 31, 2010, the balance of income property loans increased from $165.9 million to $374.2 million, reflecting a $208.3 million increase overall equal to 125.5% overall.  The Company ceased originating loans secured by commercial properties in fiscal 2009 and income property loans originated by the Company consisted solely of multi-family mortgage loans over the first nine months of fiscal 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20

To a lesser extent, the Company extends consumer loans, primarily auto loans.  Details regarding the Company’s loan portfolio composition are included in Exhibits I-7, I-8, and I-9.

Residential Lending

As of March 31, 2010, residential mortgage loans approximated $343.4 million, or 44.9% of total loans.  The Company originates both fixed rate and adjustable rate 1-4 family mortgage loans and their general philosophy is to emphasize adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 5 years initially) when competitive and market conditions permit.  However, in the current interest rate environment, Kaiser Federal Financial has been originating mostly 15 and 30 year fixed rate loans for portfolio.

The repricing of ARM loans is tied to a variety of indexes, including the U.S. Treasury rate and LIBOR.  Depending on the type of loan, there are a variety of periodic and lifetime rate caps which are generally structured based on the conditions prevailing in the competitive market.

The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 90%, with private mortgage insurance (“PMI”) being required for loans with LTV ratios in excess of 80.0%.  All 1-4 family mortgage loans originated or purchased by the Company are secured by residences in California.

Through fiscal 2007, the Company purchased and originated non-conforming residential mortgage loans.  Such loans included both interest-only (i.e. no principal amortization) and stated income loans where the borrower’s income source is not subject to verification through the application process, but the reasonableness of the stated income is verified through review of other sources, such as compensation surveys.  Additionally, the Company originated subprime loans to borrowers with relatively low credit scores.  As shown in the schedule below with data as of March 31, 2010, non-conforming loans falling into one of these three categories had a principal balance of $152.9 million as of March 31, 2010, which represents a reduction from a level of $181.8 million as of the prior fiscal year end.  Included in non-accrual loans at March 31, 2010 are $12.1 million in one-to-four family loans that were interest-only or stated income loans and thus, comprise 41.9% of all non-performing loans and 80.7% of all non-performing 1-4 family residential mortgage loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.21

		Weighted	Weighted	Weighted
	Outstanding	Average	Average	Average
Category	Balance	Credit Score(1)	LTV(2)	Seasoning(3)
	($000)		(%)	(Years)
Interest-only (4)	$46,799	736	71.73%	3.94
Stated income (4)(5)	$80,554	737	67.09%	4.89
Credit score < 660	$25,638	640	70.40%	4.66

(1)	The credit score is one factor in determining the credit worthiness of a borrower based on the borrower’s credit history.
(2)	LTV is the ratio calculated by dividing the original loan balance by the appraised value of the real estate collateral.
(3)	Seasoning describes the number of years since the funding date of the loan.
(4)	At March 31, 2010 there were $10.9 million in loans that are stated income and interest-only.
(5)
Stated income is defined as a borrower provided level of income which is not subject to verification during the loan origination process through the borrower’s application, but the reasonableness of the borrower’s income is verified through other sources.

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending are typically secured by properties in southern California, but also include other California markets.  As of March 31, 2010, multi-family and commercial mortgage loans equaled $260.2 million (34.0% of gross loans) and $114.0 million (14.9% of gross loans), respectively.  The Company’s commercial real estate and multi-family loan portfolio has exhibited relatively strong growth since the completion of the minority stock offering in March 2004, reflecting the Company’s expanded lending powers.  Moreover, as previously noted, growth of the portfolio has accelerated since fiscal 2007 since the Company has ceased purchasing residential mortgage loans.

Multi-family and commercial mortgage loan rates typically adjust based on a U.S. Treasury index (typically the one year CMT), but may be fixed for the first 3, 5 or 7 years.  Such loans possess terms ranging up to 15 years, with amortization periods of up to 30 years, LTV ratios of up to 80% (75% for commercial mortgage loans), and a targeted debt-coverage ratio of at least 1.2 times.  Such loans are typically originated with prepayment penalties if the loan is repaid within the fixed rate term.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.22

The Company’s typical commercial or multi-family loan is in the range of $1.0 to $1.5 million, but may be larger if the loan is well-collateralized or extended to a very credit-worthy borrower.  Such loans are typically collateralized by small office buildings, family-type business establishments and apartment buildings.

Consumer Loans

The Company’s consumer loans totaled $47.3 million at March 31, 2010, the majority of which consist of auto loans and, to a lesser extent, home equity lines of credit (“HELOCs”) and loans secured by savings deposits.

The most significant component of the Company’s consumer lending is automobile loans.  The Company originates auto loans only on a direct basis with the borrower.  Most auto loans are extended pursuant to the Company’s pre-approved auto loan program (“PAAL”) whereby the borrower is pre-qualified for a loan up to a pre-established limit predicated on receipt of final approval from the Company.  Customers for the PAAL product have historically been Kaiser Permanente employees but the Company has marketed this product to the broader community since the Charter Conversion.  In recent years, automobile lending has declined, as the Company has placed more emphasis on real estate loan products.  Loans secured by automobiles totaled $32.4 million, or 4.2% of gross loans, as of March 31, 2010.

Loan Originations, Purchases and Sales

The Company’s 1-4 family lending is conducted through direct solicitation techniques, real estate industry relationships, targeted marketing, as well as through purchases.   In the fiscal 2005 to 2007 period, the majority of lending was undertaken through loan purchases, with the Company emphasizing purchases of adjustable rate 1-4 family mortgage loans through fiscal 2005 and fixed rate 1-4 family mortgage loans in fiscal 2006 and 2007.  Subsequently, in fiscal 2008, the Company originations were concentrated in multi-family and commercial mortgage loans while commercial mortgage lending has been substantially curtailed in fiscal 2009 and through fiscal 2010, such that multi-family mortgage loan originations comprise the majority of Kaiser Federal Financial’s loan origination volume.

Exhibit I-9, which shows the Company’s recent data regarding loan originations, repayments and sales, highlights the emphasis on mortgage lending.  The Company’s loan diversification efforts are evidenced by the multi-family loan origination level, which totaled $70.8 million, or 65.6%, of all loan originations for the nine months ended March 31, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.23

Asset Quality

The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1% of assets.  However, Kaiser Federal Financial has recently realized an increase in the level of NPAs, primarily related to the recessionary economic environment.  Specifically, the Company’s delinquencies have increased as a result of growing unemployment in its markets and the slack economy has depressed the collateral value of many of the Company’s security properties.  As reflected in Exhibit I-10, the total NPA balance (i.e., loans 90 days or more past due and REO) as of March 31, 2010, was $29.9 million, equal to 3.34% of assets, consisting primarily of non-accruing loans and a small balance of real estate owned (“REO”).  The current balance of NPAs represents a significant increase relative to a level nine months earlier of $9.4 million, equal to 1.05% of total assets as of June 30, 2009.  The ratio of allowances to total loans equaled 1.68% while reserve coverage in relation to NPAs equaled 42.91% (see Exhibit I-5).

Contributing to the Company’s credit risk exposure, both from the standpoint of the increase in NPAs and the potential for future delinquencies are ALT A and subprime mortgages in the Company’s loan portfolio, most of which were purchased by the Company.  Such loans include both stated income loans where the borrower’s income source is not subject to verification through the application process, but the reasonableness of the stated income is verified through review of other sources, such as compensation surveys, and interest-only loans where there is no principal amortization and which are typically variable rate and the loan payment is subject to potential increase at some point in the future based on the change in a contractual index rate.  Additionally, the Company made loans to subprime borrowers.  In all, the balance of ALT A and subprime loans as of March 31, 2010, was $152.9 million, of which $12.1 million were included in the non-performing asset balance.

To track the Company’s asset quality and the adequacy of valuation allowances, Kaiser Federal Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Kaiser Federal Financial maintains the allowance for loan losses at a level that is believed to be adequate to absorb probable losses inherent in the existing loan portfolio, based on a quarterly evaluation of a variety of factors.  These factors include, but are not limited to: the Company’s historical loan loss experience and recent trends in that experience; risk ratings assigned by lending personnel to commercial real estate and the results of ongoing reviews of those ratings by the Company’s independent loan review function; an evaluation of non-performing loans and related collateral values; the probability of loss in view of geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and, current economic conditions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.24

The Company has taken several steps to address the deterioration in asset quality which is largely the result of: (1) erosion of real estate values which has impacted the collateral value of the Company’s loans; and (2) the recession which has resulted in job losses and lower personal income levels, both of which have adversely impacted borrower’s ability to repay their loans with the Company.  Kaiser Federal Financial has bolstered staffing in the servicing and collections area to in an effort to quickly identify potential loan delinquencies as they occur and to develop resolutions strategies with respect to problem borrowers.  Furthermore, many delinquent loans were purchased with the servicing rights held by a third party servicer.  In many such cases, the Company finds that the collection efforts by the servicer are inadequate given the Company’s potential loss exposure.  In such cases, the Company undertakes to collect the loan or develop a workout plan with the borrower on its own.  The Company also seeks to acquire the servicing rights on delinquent loans in order to have full control of the collections and resolution process.  Other steps taken by the Company to improve asset quality have been to tighten underwriting and limit income property loans to the multi-family mortgage niche, where management believes there is less credit risk exposure.

Funding Composition and Strategy

As of March 31, 2010, the Company’s assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-11, I-12 and I-13).  The Company’s deposit services generally cater to individuals rather than commercial businesses.

Deposits

Local retail deposits have consistently addressed the substantial portion of Kaiser Federal Financial’s funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits.  In the aggregate, these accounts totaled $320.1 million, or 49.3% of total deposits as of March 31, 2010.  As of March 31, 2010, CDs accounted for approximately 50.7% of deposits.  Approximately 53.2% of CDs had remaining maturities of one year or less.  Large balance CDs (i.e. balances greater than or equal to $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $158.0 million, or 24.3% of deposits, at March 31, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.25

Borrowings

Borrowings have been utilized primarily as a supplemental funding source to fund lending activity.  As of March 31, 2010, borrowed funds consisted of $147.0 million of FHLB advances.  The Company interchanges the use of deposits and borrowings to fund assets depending on various factors including liquidity and asset/liability management strategies.  Recently, however, the Company has diminished borrowings utilization as loan growth has slowed.  The Company expects that borrowed funds may likely continue to diminish in the future as the $147.0 million borrowed funds balance is scheduled to mature over the next 18 months and the Company will be seeking to replace a portion of the borrowings with deposits.  Additionally, the maturing of high cost borrowings is expected to have a favorable impact on the Company’s cost of funds.

The Company anticipates utilizing borrowings as a supplemental funding source in the future, generally for these same purposes.  The Company’s overall preference is to utilize deposits to fund operations with the objective of building customer relationships and increasing cross-sell potential and fee income.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1

II. MARKET AREA ANALYSIS

Introduction

Kaiser Federal Financial currently conducts operations through its executive offices in Covina, California, and a total of 8 branch offices, 7 of which are in southern California (Los Angeles, San Bernardino, and Riverside Counties)  while the remaining branch is located in Santa Clara in the San Francisco Bay area (Santa Clara County) (see the map of locations below).  Certain locations reflect, in part, the credit union roots and the location of the Kaiser Permanente Medical Care Program employees and/or physicians.  The Company will seek to gradually expand its regional branch office network and financial service centers over time based on the perceived market opportunity and may also seek to acquire other financial institutions.  In the current environment, the Company may seek to acquire failed institutions from the FDIC if an attractive opportunity arises.   Moreover, Kaiser Federal Financial will continue to extend the reach of its branch network through continued operation of the network of remote access service systems, ATMs, Internet and telephone banking.

RP® Financial, LC.	MARKET AREA ANALYSIS II.2

Future growth opportunities for Kaiser Federal Financial depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of Kaiser Federal Financial’s market area.  The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company, and will be factored into our valuation analysis accordingly.  Exhibit II-1 provides a description of Kaiser Federal Financial’s office facilities and Exhibit II-2 provides historical interest rates.

California Economic Trends

California has been severely impacted by the financial crisis and resulting recession.   The real estate and financial sectors which were key economic drivers for California’s economy have been among the most adversely affected sectors in the financial crisis and the recessionary aftermath.  Over the past two years, California has experienced nearly 1.4 million job losses causing California’s unemployment rate to rank among the highest in the country for multiple quarters.  As of March 2010, California’s unemployment rate of 13.0% was the fourth highest in the nation which is relatively comparable to the unemployment rates observed for the Company’s markets in southern California and Santa Clara County.

The recessionary environment has both increased demand for public services while simultaneously reducing tax revenues of local municipal and county jurisdictions, as well as for the California State government.  The resulting budgetary problems have resulted in government hiring freezes, layoffs, and unpaid leave days for workers while many services have been curtailed.  The California State government has been in a well publicized crisis mode as it seeks to close a perennial deficit which has widened as a result of the recession.

Recent economic news for southern California has been modestly more positive as the economy shows signs of stabilization.  In this regard, unemployment rates appear to have leveled off and housing prices stabilized; further details will be provided in a section to follow.

RP® Financial, LC.	MARKET AREA ANALYSIS II.3

Distressed Real Estate Market

The well publicized housing bubble was a national phenomenon as housing prices realized double digit annual growth rates in many markets.  California, including the Company’s markets centered in southern California, realized especially strong rates of price appreciation which were reversed with the onset of the recession.  Specifically, housing prices in the state of California peaked in mid 2007 and started to experience a sharp decline in the following months with an aggregate decline of 40% from the 2007 peak.

According to RealtyTrac, an organization specializing in home foreclosures, foreclosure inventory skyrocketed by 81 percent in 2008 and has increased by 225 percent since 2006.  By July 2008, 24 of the 25 U.S. metropolitan areas had experienced a decline in real estate values with major metropolitan areas in California suffering from significant price declines and high foreclosure rates. See the charts below for additional data.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4

Source: California Association of Realtors, Realtytrac

California State Budget Crisis

California’s $1.8 trillion economy is the eighth largest in the world and has major ties to the well being of the overall U.S. economic climate.  Multiple factors including the troubled real estate market and high levels of unemployment have led to a major problem with the state’s budget.  At the beginning of 2009, California would be facing a $41 billion deficit for the next eighteen months. In an effort to deal with the crippling deficit, state officials are contemplating deep spending cuts that will affect areas including:

➢	Decreasing school financing for improvements and development by billions.
➢	Indirectly dissolving healthcare for the elderly and lower class.
➢	Pay cuts, unpaid leave for state employees and layoffs in many industries.
➢	Major tax increases in an unstable economic environment.
➢	Impact on local business and enterprise
➢	Overall attractiveness of the State of California

RP® Financial, LC.	MARKET AREA ANALYSIS II.5

Source: California State Dept. of Finance

Economic Outlook

The California economy’s reliance on housing and the financial sector coupled with the ongoing state budget crisis has led many key California economic indicators to be depressed relative to the U.S. economy as a whole. However, in early 2010, the California economy showed encouraging signs that it was moving in the right direction.  According to a recent Los Angeles Times article, southern California showed signs of stabilization in April 2010, as foreclosure trends improved and the stock of homes in foreclosure diminished. The median home price for all homes sold in April 2010 was $285,000 in southern California, a 15.4% increase from April of 2009.  A total of 20,299 properties sold last month in Los Angeles, Riverside, San Bernardino, Orange, San Diego, and Ventura, a 1% decrease from the 20,514 sold in April 2009.

According to a senior UCLA economist, the outlook for the balance of 2010 is for little or no growth with the economy picking up speed slightly by the beginning of next year, with economic growth rates increasing to more normalized levels by mid-2011. International trade traffic through southern California is projected to increase by more than 10% in 2010, but trade-related employment won’t begin to grow again until 2011, according to a report released by the Los Angeles County Economic Development Corp.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6

Local Real Estate Market Trends

In Los Angeles County where the Company maintains six branches, the median price of a single family home reached a peak of $605,300 in August of 2007.  Nearly two years later in August of 2009, the price of homes had diminished by 43%.  In the Riverside/San Bernardino area where the Company maintains two branches, home prices reached a peak of $415,000 in January 2007, while reflecting approximately 60% depreciation in value nearly two years later.  In Santa Clara County, where the Company maintains only one branch, home prices peaked at approximately $870,000 in August of 2007. The relatively higher prices in this market are attributable to the high cost of housing overall in the San Francisco/Silicon Valley area.  By August 2009, single family home prices in Santa Clara County had decreased by 36%, which is a significant drop overall but relatively moderate compared to the price depreciation observed in southern California.

Importantly, recent housing price data for the Company’s markets suggests firming of prices, as year over year prices appear to have stabilized in San Bernardino County, and while there was appreciation in the Company’s other markets on a year over year basis.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7

Home Sales Recorded in March 2010

County	Home Sold	March 2009	March 2010	% Change

Los Angeles	6,697	$300,000	$329,000	9.8%
San Bernardino	2,865	$150,000	$151,000	0.6%
Riverside	4,023	$185,000	$197,000	6.2%
Santa Clara	1,561	$405,000	$504,000	24.4%

Source: dqnews.com

Los Angeles County

Los Angeles County’s economy has historically been tied to the aerospace, entertainment and tourism industries and has realized strong growth since the beginning of World War II.  The presence of nearby military installations and test facilities coupled with the mild climate and good weather made the area an excellent location for aerospace firms to grow and prosper.  These same conditions facilitated the growth of the entertainment and tourism businesses which have historically been the mainstay of the local economy.  Strong population growth and the growing income levels coupled with the availability of land and the development of an extensive network of freeways provided for growth in the real estate industry (both development and finance).  The reliance upon the defense and tourism industries, historically brought immense growth and prosperity to Los Angeles County, but also introduced significant volatility.  The region’s growth came to a sudden halt in the early 1990s with the combined impact of the national recession, the commencement of the Gulf War, the breakup of the Soviet Union and subsequent end of the Cold War, and downsizing of the U.S. military, all of which led to severe recessionary conditions through the mid-1990s.

Los Angeles County contains a population of over 10.2 million residents making it the largest county in the United States.  The economy of Los Angeles County is comprised of many industry clusters that have contributed to a stable economic climate within the region. As of 2007, the leading industries in the county were tourism & hospitality (456,000 jobs), professional & business services (288,000 jobs), international trade (281,000 jobs), and entertainment (244,000 jobs).  Although the manufacturing industry, as a whole, has been on the decline in recent years, Los Angeles County is the largest manufacturing center in the United States, employing over 300,000 workers in 2007.  Popular items manufactured include fabricated metals, food products, aerospace parts, and search/detection/navigation parts.  Along with manufacturing, the tech industry is a crucial component of the Los Angeles County economy. The major clusters within the tech industry include bio-medical, environmental technology, and digital information technology.

RP® Financial, LC.	MARKET AREA ANALYSIS II.8

International trade contributed to Los Angeles County’s economic growth in recent years before the recession, fueled both by cross-border trade with nearby Mexico and by trade with other Pacific Rim countries.  Currently, the Port of Los Angeles/Long Beach ranks first in the U.S. in total trade.  Coupled with its status as a major entertainment and cultural center, Los Angeles has been a major entry way and settlement area for immigrants to the U.S.

Riverside and San Bernardino Counties - Inland Empire

Riverside and San Bernardino Counties are commonly referred to as the “Inland Empire” and together, these two counties comprise the Riverside-San Bernardino Metropolitan Statistical Area (“MSA”).  While the Inland Empire encompasses a huge geographic area extending to the Nevada border, Kaiser Federal Financial’s operations are concentrated in the western portions of Riverside and San Bernardino Counties. The Inland Empire realized strong business and population growth in the last several decades owing, in part, to defense spending and the large military infrastructure in the region and to its location adjacent to the high cost coastal areas of Los Angeles, Orange, and San Diego Counties.  In this regard, many manufacturing, transportation and distribution companies relocated in the Inland Empire.  The area has also been a magnet for new residents seeking affordable housing outside of the expensive coastal markets.

Much of the Inland Empire’s business growth before the recession can be attributed to companies that expanded locally, and to those that relocated from the nearby coastal counties. From 1994-2004, 1,250 firms either moved to the region from the congested and high-priced regions of Los Angeles, Orange, and San Diego Counties, put their new expansions in the area, or moved locally to add space and employees — a trend that is expected to continue in the coming decades.  This migration of firms and people from the coastal counties is occurring as the density of land development in those counties has created a shortage of manufacturing and housing space, and increased spacing costs.  Ultimately, the Inland Empire is the last region of southern California to have large amounts of undeveloped land along developed transportation corridors, creating a powerful advantage for both residential and industrial/commercial developers.

RP® Financial, LC.	MARKET AREA ANALYSIS II.9

The San Bernardino-Riverside MSA contains a population of over 4.4 million residents. The economy of the Riverside-San Bernardino area is comprised of many industry clusters that have contributed to a stable economic climate within the region. As of 2007, the leading industries in the county were tourism (96,600 jobs), international trade (90,400 jobs), professional & business services (55,600 jobs), logistics (48,900 jobs), and health & biomedical (37,500).  The Inland Empire is also becoming a manufacturing center in the United States, employing over 87,000 workers in 2007.  Popular items manufactured include fabricated metals, automotive manufacturing, food products, furniture, and plastic products.  International trade has also contributed to the markets economic growth in recent years.

Santa Clara County

Prior to World War II, the economy of Santa Clara County was tied to agriculture as a result of the moderate climate and long growing season.  However, the southern portions of the San Francisco Bay area have grown exponentially over the last fifty years with the growth of the San Francisco Bay overall, coupled with the development of technology-related industries.  In this regard, much of the growth in the technology sector which led to the development of the “Silicon Valley” as the region is known today was facilitated by the location of Stanford University in Palo Alto which provided for the engineering and creative resources required to stimulate growth of high technology industries.

The growth of computer and biotechnology industries in Santa Clara County fueled strong employment and income growth through the 1990s.  Even after the dot-com crash, which caused the loss of over 250,000 jobs, Silicon Valley continues to maintain its status as one of the top research and development centers in the world and has currently reported an increase in employment, for the first time in five years.  The turnaround coincides with a huge increase of investment in the emerging category of clean environment technology.

Market Area Demographics

For reasons described above, the Company’s markets have generally demonstrated strong population growth. The large size of the market’s overall – Los Angeles County has 10.3 million residents, Riverside County has 2.2 million, San Bernardino County has 2.1 million residents while Santa Clara County has 1.8 million residents – gives the Company exposure to a large base of potential customers (see Table 2.1), although it is a very competitive market.

RP® Financial, LC.	MARKET AREA ANALYSIS II.10

Table 2.1
Kaiser Federal Financial Group, Inc.
Summary Demographic Information

	Year			Growth Rate
Population (000)	2000	2009	2014	2000-2009	2009-2014

United States	281,422	309,732	324,063	1.1%	0.9%
California	33,872	37,934	39,883	1.3%	1.0%
Los Angeles County	9,519	10,267	10,634	0.8%	0.7%
Riverside County	1,545	2,186	2,538	3.9%	3.0%
San Bernardino County	1,709	2,060	2,210	2.1%	1.4%
Santa Clara County	1,683	1,801	1,867	0.8%	0.7%

Households (000)

United States	105,480	116,523	122,109	1.1%	0.9%
California	11,503	12,665	13,259	1.1%	0.9%
Los Angeles County	3,134	3,295	3,395	0.6%	0.6%
Riverside County	506	701	809	3.7%	2.9%
San Bernardino County	529	614	655	1.7%	1.3%
Santa Clara County	566	600	620	0.6%	0.7%

Median Household Income ($)

United States	42,164	54,719	56,938	2.9%	0.8%
California	47,622	61,614	64,088	2.9%	0.8%
Los Angeles County	42,495	55,051	59,377	2.9%	1.5%
Riverside County	43,082	55,056	58,897	2.8%	1.4%
San Bernardino County	42,301	53,848	57,297	2.7%	1.2%
Santa Clara County	74,419	100,089	105,486	3.3%	1.1%

Per Capita Income ($)

United States	21,587	27,277	28,494	2.6%	0.9%
California	22,711	28,199	29,471	2.4%	0.9%
Los Angeles County	20,683	24,730	25,990	2.0%	1.0%
Riverside County	18,689	22,368	22,970	2.0%	0.5%
San Bernardino County	16,856	20,066	20,620	2.0%	0.5%
Santa Clara County	32,795	44,997	47,832	3.6%	1.2%

	Less Than	$25,000 to	$50,000-
2009 HH Income Dist.(%)	$25,000	50,000	$100,000	$100,000+

United States	20.9	24.5	35.3	19.3
California	18.5	22.2	33.9	25.5
Los Angeles County	21.4	24.1	33.4	20.8
Riverside County	20.2	25.2	36.9	17.7
San Bernardino County	21.1	25.2	37.2	16.5
Santa Clara County	9.1	12.5	28.3	50.1

Source: ESRI.

RP® Financial, LC.	MARKET AREA ANALYSIS II.11

Total population in Los Angeles and Santa Clara Counties increased at a comparatively moderate pace equal to 0.8% and 0.8% from 2000 to 2009, which fell short of both the state and national average.  By comparison, growth in Riverside and San Bernardino Counties has been very strong, equal to 3.9% and 2.1% between 2000 and 2009, which were both growing at a faster pace than the California and the United States (equal to 1.3% and 1.1%, respectively). Importantly, growth projections for population through 2014 reflect that growth in Riverside and San Bernardino Counties will continue to grow at a faster pace, compared to the state and national averages. Paralleling trends for population growth, the total number of households increased at comparatively modest levels in Los Angeles and Santa Clara Counties from 2000 to 2009, while exceeding the state and national averages in Riverside and San Bernardino Counties.

Median household income levels in Los Angeles, Riverside, and San Bernardino Counties are relatively favorable to the national average and fall modestly below the comparable state aggregate.  Per capita income levels for the three counties all fell below the comparable national and state averages.  Income levels in Santa Clara County reflect its status as one of the wealthiest counties in the U.S. as household and per capita income well exceeded the levels for the Company’s other markets as well as the state and national average.

Local Economy/Largest Employers

The largest employers in Los Angeles County reflect its relatively diverse economy and the fact that some of the largest sectors (entertainment and tourism) are comprised of a multitude of relatively small employers which together comprise a large portion of the economy.

Table 2.2
Kaiser Federal Financial Group, Inc.
Major Employers in Los Angeles, San Bernardino and Santa Clara Counties

Employer	Business	Number of Employees

Los Angeles County

Cedars Sinai Medical Center	Healthcare	10,000+
Long Beach Financial Mgt.	Finance	10,000+
Los Angeles County Sheriff	Government	10,000+
Nestle USA	Food Products	10,000+
UCLA	Education	10,000+
UCLA Health System	Healthcare/Education	10,000+

RP® Financial, LC.	MARKET AREA ANALYSIS II.12

Riverside and San Bernardino Counties (Inland Empire)

County of Riverside	Government	10,000+
Stater Brothers Markets	Retail/Distribution	10,000+
County of San Bernardino	Government	10,000+
Ontario International Airport	Transportation	5,000-9,000
University of California, Riverside	Higher Education	5,000-9,000
March Air Reserve Base	Military	5,000-9,000
Kaiser Permanente	Healthcare	5,000-9,000
Loma Linda University Medical	Healthcare	5,000-9,000

Santa Clara County

Cisco Systems Inc.	Computers	10,000+
Applied Materials Inc.	Semiconductors	5,000-9,000
Avago Technologies	Exporters	5,000-9,000
Flextronics International	Semiconductors	5,000-9,000
Fujitsu Holdings	Electronics	5,000-9,000

Source: California Employment Development Department.

The Inland Empire and Santa Clara County reflect the characteristics and trends previously described.  In this regard, the major employers in the Inland Empire reflect its suburban character with its mix of retailers and health care providers.  Santa Clara County’s largest employers are relatively concentrated in the technology and health care sectors which reflect many of the industry leaders involved in the production of computer hardware and software.

Unemployment Rates

Unemployment rates on a national level have been increasing over the most recent 12 months, reflecting a recessed state of economy (see Table 2.3).  Unemployment rates in California and the Company’s markets have remained relatively stable, albeit at levels above the national average.  The most recent unemployment rate for Los Angeles stands at 12.3% which is 2.6% above the national average and 0.7% below the average for California as a whole.  The current unemployment rate in Santa Clara County is 12.0% which is relatively favorable compared to the unemployment rates of 14.8% and 151% reported for San Bernardino and Riverside Counties.

RP® Financial, LC.	MARKET AREA ANALYSIS II.13

Table 2.3
Kaiser Federal Financial Group, Inc.
Unemployment Trends (1)

	March 2009	March 2010
Region	Unemployment	Unemployment

United States	8.5%	9.7%
California	11.5	13.0
Los Angeles County	11.3	12.3
Riverside County	13.3	15.1
San Bernardino County	12.7	14.8
Santa Clara County	10.9	12.0

(1) Unemployment rates are not seasonally adjusted.

Source:  U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the market area and, in particular, the markets that are nearby to the Company’s branch locations.  Table 2.4 displays deposit market trends from June 30, 2005 through June 30, 2009 for the primary market counties.  Additional data is also presented for the state of California.  The data indicates that total deposits maintained by commercial banks and savings institutions increased in all of the Company’s markets during the four year period, at rates ranging from 0.6% to 4.2% compared to the 2.6% deposit growth rate exhibited for the state of California.  Similar to the state of California, commercial banks maintained a larger market share of deposits than savings institutions in all four of the Company’s primary market area counties.  During the period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in every operating county.

Kaiser Federal Financial’s largest holding and highest market share of deposits is in Los Angeles County, where the Company maintains its largest branch presence.  The Company’s $451.0 million of deposits at the Los Angeles County branches represented a 0.2% market share of bank and thrift deposits at June 30, 2009.  Santa Clara County, where the Company maintains its second largest deposit presence, accounted for $65.4 million of the Company’s deposits and a 0.1% market share of total Santa Clara County bank and thrift deposits at June 30, 2009.  The Company’s San Bernardino County branch held $44.5 million of deposits at June 30, 2009, which provided for a 0.3% market share of bank and thrift deposits at June 30, 2009.

RP® Financial, LC.	MARKET AREA ANALYSIS II.14

Table 2.4
Kaiser Federal Financial Group, Inc.
Deposit Summary

	As of June 30,
	2005			2009			Deposit
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches	Growth Rate 2005-2009
	(Dollars in Thousands)						(%)

State of California	$753,579,000	100.0%	6,620	$834,053,000	100.0%	7,400	2.6%
Commercial Banks	514,696,000	68.3%	5,028	792,375,000	95.0%	7,040	11.4%
Savings Institutions	238,883,000	31.7%	1,592	41,678,000	5.0%	360	-35.4%

Los Angeles County	$208,249,069	100.0%	1,611	$245,376,492	100.0%	1,789	4.2%
Commercial Banks	148,695,325	71.4%	1,161	230,579,186	94.0%	1,699	11.6%
Savings Institutions	59,553,744	28.6%	450	14,797,306	6.0%	90	-29.4%
Kaiser Federal Bank	368,517	0.2%	3	451,039	0.2%	6	5.2%

San Bernardino County	$16,171,397	100.0%	220	$16,564,354	100.0%	263	0.6%
Commercial Banks	10,594,169	65.5%	153	16,293,992	98.4%	259	11.4%
Savings Institutions	5,577,228	34.5%	67	270,362	1.6%	4	-53.1%
Kaiser Federal Bank	49,201	0.3%	1	44,477	0.3%	1	-2.5%

Santa Clara County	$49,037,207	100.0%	326	$53,639,890	100.0%	339	2.3%
Commercial Banks	37,575,672	76.6%	252	52,246,605	97.4%	260	8.6%
Savings Institutions	11,461,535	23.4%	74	1,393,285	2.6%	79	-41.0%
Kaiser Federal Bank	58,145	0.1%	1	65,368	0.1%	1	3.0%

Riverside County	$19,099,088	100.0%	286	$20,802,080	100.0%	300	2.2%
Commercial Banks	11,237,749	58.8%	184	18,072,628	86.9%	260	12.6%
Savings Institutions	7,861,339	41.2%	102	2,729,452	13.1%	40	-23.2%
Kaiser Federal Bank	-	0.0%	-	36,054	0.2%	1	-

Source: FDIC.

In Riverside County, the Company maintains $36.0 million of the Company’s deposits and a 0.2% market share of total County bank and thrift deposits at June 30, 2009.  From June 30, 2005 through June 30, 2009, the Company experienced deposit growth and gains in deposit market share in all four of its primary market area counties.

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Kaiser Federal.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, Kaiser Federal has sought to emphasize its community orientation in the markets served by its branches.  Table 2.5 lists the Company’s largest competitors in the three counties currently served by its branches, based on deposit market share as noted parenthetically.  The Company’s deposit market share has also been provided in Table 2.5.

RP® Financial, LC.	MARKET AREA ANALYSIS II.15

Table 2.5
Kaiser Federal Financial Group, Inc.
Deposit Competition

Los Angeles County	Deposit Market Share

Bank of America Corp.	22.80%
Wells Fargo & Co.	13.89%
Mitsubishi UFJ Finl Group.	8.82%
JPMorgan Chase	8.16%
Citigroup Inc.	4.83%
Kaiser Federal Financial Group, Inc.	0.19%

Santa Clara County	Deposit Market Share

Wells Fargo & Co.	25.11%
Bank of America Corp.	23.44%
SVB Financial Group	10.76%
Citigroup Inc.	6.75%
JPMorgan Chase	6.67%
Kaiser Federal Financial Group, Inc.	0.12%

San Bernardino County	Deposit Market Share

Bank of America Corp.	24.36%
Wells Fargo & Co.	15.75%
U.S. Bancorp	10.12%
JPMorgan Chase	10.10%
CVB Financial Group	9.47%
Mitsubishi UFJ Finl Group.	4.28%
Kaiser Federal Financial Group, Inc.	0.27%

Riverside County	Deposit Market Share

Bank of America Corp.	23.60%
Wells Fargo & Co.	18.20%
JPMorgan Chase	9.73%
U.S. Bancorp	6.16%
Citigroup Inc.	4.76%
Banco Bilbao Vizcaya	4.40%
Mitsubishi UFJ Finl Group.	4.30%
Kaiser Federal Financial Group, Inc.	0.17%

Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Kaiser Federal Financial’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance.  The basis of the pro forma market valuation of Kaiser Federal Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Kaiser Federal Financial, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance.  The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus, may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 144 publicly-traded institutions nationally, which includes approximately 38 publicly-traded MHCs.  Given this limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Kaiser Federal Financial will be a full public company upon completion of the Offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Based on the foregoing, from the universe of 106 fully converted publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Kaiser Federal Financial.  The selection process applied is described below, followed by a brief description of each member of the Peer Group.

●
Screen #1 California institutions.  Four companies met the criteria for Screen #1 and two were included in the Peer Group:  Bofi Holding, Inc. of CA and First PacTrust Bancorp of CA.  Provident Financial Holdings of CA was not included in the Peer Group due to the Company’s high ratio of NPAs (8.65% of assets and owing to the fact that it completed a secondary offering of common stock in October 2009).  Broadway Financial Corp. of CA was excluded from the Peer Group owing to its inner city location in Los Angeles and minority ownership, management and customer base

●	Screen #2.

➢
Thrift institutions with assets between $500 million and $2.0 billion;  Based on the importance that asset size plays in franchise value and resources of financial institution, market capitalization and liquidity of the stock;

➢
NPA/Assets ratios between 1% and 7%; Asset quality is an important consideration in investors’ perception of value in the current environment.  As of March 31, 2010, the Company’s ratio of NPAs/assets equaled 3.34% of assets.  Accordingly, in selecting the Peer Group, we were seeking to select comparable thrifts with similar asset quality ratios in the aggregate, such that the perceived investment risks and returns were captured in their respective pricing ratios.

➢	Return on Equity (“ROE”) less than 10%; Companies with very strong ROEs outside of the California group were not considered highly comparable to the Company, particularly on a pro forma basis.

➢
Other Considerations; A total of 24 institutions met the foregoing criteria under the three parameters cited above and eight were included in the Peer Group.  In selecting the Peer Group out of the 24 comprising the second screen, our focus was on thrifts operating in the west region of the United States (only Home Federal Bancorp of ID) or in major metropolitan areas which might be similar to the Company’s markets in southern California.  Additionally, we sought to include thrifts with similar asset quality ratios recognizing which were also reporting operating results which were not excessively above the Company’s 0.29% ROA ratio.  At the same time, we did not exclude thrifts from the Peer Group solely because they were reporting operating losses as institutions with NPAs in the range of the Peer Group selection criteria (1% to 7% NPA/Assets) may experience significant volatility in their earnings in the current operating environment.  Overall, in selecting the Peer Group, we sought to balance such characteristics as regional market, asset quality and earnings in order to best match the corresponding characteristics for the Company.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1 shows the general characteristics of each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Kaiser Federal Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation, subject to valuation adjustments.  The following sections present a comparison of Kaiser Federal Financial’s financial condition, income and expense trends, loan composition, interest rate risk, and credit risk versus the Peer Group, as of the most recent publicly available date.  A summary description of the key characteristics of each of the Peer Group companies is detailed below and a market area comparative analysis is provided in Exhibit III-2.

●
Parkvale Financial Corp. of PA.  Parkvale Financial is the largest company in the Peer Group and operates through a total of 48 offices in western Pennsylvania with many in the Pittsburgh metropolitan area.  Parkvale Financial is one of the more leveraged Peer Group companies with a tangible equity/assets ratio of 6.4%, which differentiates it from the Company’s higher pro forma ratio.  Notwithstanding a more limited investment in whole loans and its focus on 1-4 family residential mortgage lending, the NPA/Assets ratio equaled 2.13% for Parkvale Financial versus an average of 3.29% for the Peer Group.  Parkvale Financial’s ROA modestly exceeds the Peer Group average as the impact of its low spreads are offset by its lower level of provisioning and modest operating expense ratio.  At March 31, 2010, Parkvale Financial Corp had total assets of $1.9 billion, deposits of $1.5 billion and a tangible equity-to-assets ratio of 6.3%.  For the twelve months ended March 31, 2010, Parkvale Financial reported earnings of $6.1 million for a return on average assets of 0.32%.  Parkvale Financial had a market capitalization of $51 million at May 7, 2010.

●
BankFinancial Corp. of IL.  BankFinancial Corp. operates through a total of 18 offices in the Chicago, Illinois, metropolitan area.  BankFinancial Corp.’s asset investment strategy reflects a ratio of loans/assets which is modestly above the Peer Group average and a loan portfolio composition which is heavily weighted towards commercial and multi-family mortgage loans enhancing the comparability to the Company.  The ratio of NPAs/Assets exceeds the Peer Group average at 4.05% of assets.  Reported earnings are below the Peer Group average and median reflecting the impact of its operating expense ratio which is well above the Peer Group average.  At March 31, 2010, BankFinancial Corp. had total assets of $1.6 billion, deposits of $1.2 billion and a tangible equity-to-assets ratio of 15.2%.  For the twelve months ended March 31, 2010, BankFinancial Corp. reported a net loss of $194,000 for a return on average assets of -0.01% while core earnings excluded net non-operating items on a tax effected basis equaled 0.05% of average assets.  BankFinancial Corp had a market capitalization of $191 million at May 7, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Table 3.1
Peer Group of Publicly-Traded Thrifts
May 7, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)

PVSA	Parkvale Financial Corp. of PA	NASDAQ	Monroeville, PA	Thrift	$1,896	M	48	06-30	07/87	$9.25	$51
BFIN	BankFinancial Corp. of IL	NASDAQ	Burr Ridge, IL	Thrift	$1,559	M	18	12-31	06/05	$8.94	$191
UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield, MA	Thrift	$1,513	M	24	12-31	12/07	$13.27	$222
PULB	Pulaski Fin. Corp. of St. Louis MO	NASDAQ	St. Louis, MO	Thrift	$1,434	D	12	09-30	12/98	$6.99	$71
BOFI	Bofi Holding, Inc. of CA	NASDAQ	San Diego, CA	Thrift	$1,401	M	1	06-30	03/05	$15.44	$128
ABBC	Abington Bancorp, Inc. of PA	NASDAQ	Jenkintown, PA	Thrift	$1,267	M	20	12-31	06/07	$9.12	$190
FPTB	First PacTrust Bancorp of CA	NASDAQ	Chula Vista, CA	Thrift	$894	D	9	12-31	08/02	$8.50	$36
HOME	Home Federal Bancorp Inc. of ID	NASDAQ	Nampa, ID	Thrift	$852	M	24	09-30	12/07	$14.68	$245
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$708	M	14	09-30	06/88	$8.29	$25
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	Thrift	$575	D	9	06-30	01/07	$9.70	$69

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

●
United Financial Bancorp of MA operates 24 branch offices in western Massachusetts.  Enhancing the comparability to the Company, United Financial Bancorp has a relatively strong capital ratio reflecting the impact of the completion of its second step conversion in December 2007.  United Financial Bancorp asset and funding mixtures are broadly similar to the Peer Group average while the loan portfolio is primarily mortgage based including 1-4 family mortgage loans as well as multi-family/commercial mortgage loans.  Earnings exceed the Peer Group average reflecting it’s modestly lower level of provisions as well as a favorable level of net interest and non-interest income.   At March 31, 2010, United Financial Bancorp had total assets of $1.5 billion, deposits of $1.1 billion, a tangible equity-to-assets ratio of 14.3% and an NPA/assets ratio of 1.22%.  For the twelve months ended March 31, 2010, United Financial Bancorp reported a net loss of $194,000 for a return on average assets of -0.01% while core earnings excluded net non-operating items on a tax affected basis equaled 0.05% of average assets.  United Financial Bancorp had a market capitalization of $191 million at May 7, 2010.

●
Pulaski Financial Corp. of MO. operates through 12 offices in the St. Louis, Missouri, metropolitan area.  Pulaski Financial Corp.’s balance sheet structure reflects a high level of loans and deposits similar to the Company’s balance sheet composition.  The loan composition weighted toward residential and commercial/multi-family mortgages is also similar to the Company’s strategy.  Pulaski Financial Corp.’s ROA exceeds the Peer Group average, notwithstanding high loan loss provisions reported for the trailing twelve month period as the Company benefited from gains on the sale of loans.  The high level of loan loss provisions reflects the high NPA/Assets ratio equal to 5.51%, which is at the upper end of the Peer Group range.  At December 31, 2009, Pulaski Financial had total assets of $1.4 billion, deposits of $1.2 billion, and a tangible equity-to-assets ratio of 7.9%.  For the twelve months ended December 31, 2009, Pulaski Financial reported earnings of $5.8 million for a return on average assets of 0.40%.  Pulaski Financial had a market capitalization of $71 million at May 7, 2010.

●
BofI Holding, Inc. of CA operates through a single branch office in San Diego reflecting that its delivery systems are primarily internet based and there is a significant wholesale element to the lending operations.  While this strategy has some distinct difference to the Company, approximately 40% to 50% of BofI Holding’s mortgage loan portfolio is secured by California properties and, in terms of the depository operations, the Company itself has sought to utilize alternative delivery systems including financial service centers (cashless branches), ATM and the Internet in lieu of branches.  The balance sheet reflects a significant wholesale component with investments and borrowings comprising a larger proportion of total assets in comparison to the Peer Group average.  BofI Holding’s reported strong profitability as a result of its strong net interest margin and low operating expenses (low overhead costs as a result of its limited retail operation).  Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and through a significant investment in MBS, while diversification into commercial mortgage lending exceeds the Peer Group average.  Credit quality measures are more favorable than the Peer Group average, both in terms of the level of non-performing loans/loans and the reserve coverage ratio in relation to non-performing loans.  At March 31, 2010, BofI Holding had total assets of $1.4 billion, deposits of $970 million a tangible equity-to-assets ratio of 7.7% and an NPA/Assets ratio equal to 1.24%.  For the twelve months ended March 31, 2010, BofI Holding reported net income of $20.0 million for an ROA of 1.51%.  BofI Holding had a market capitalization of $128 million at May 7, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

●
Abington Bancorp of PA operates 20 branches in the Philadelphia metropolitan area.  The asset structure reflects a relatively modest proportion of loans/assets, as Abington Bancorp has sought to leverage its strong capital ratio following the completion of its second step conversion in June 2007.  Abington Bancorp’s loan portfolio reflects the highest concentration of construction lending and NPAs have increased as a result to levels exceeding the Peer Group average and median.  The deteriorating asset quality has significantly impacted Abington Bancorp’s earnings as loan loss provisions as a percent of average assets exceeded the level of any Peer Group company individually and the Company’s ROA was the lowest of any Peer Group comparable.   At March 31, 2010, Abington Bancorp had total assets of $1.3 billion, deposits of $877.6 million, a tangible equity-to-assets ratio of 16.9% and a NPA/Assets ratio equal to 4.73%.  For the twelve months ended March 31, 2010, Abington Bancorp reported net a net loss equal to $7.7 million for a return on average assets of -0.63%.  Abington Bancorp had a market capitalization of $190 million at May 7, 2010.

●
First PacTrust Bancorp of CA operates through 9 offices in San Diego and Riverside Counties, in the same general region as the Company.  First PacTrust’s status as a former credit union also enhances may enhance its comparability to the Company.  The majority of First PacTrust’s loans are for 1-4 family residential loans, but it has also diversified modestly into commercial real estate lending.  First PacTrust’s balance sheet composition is broadly similar to the Company in terms of loan and deposit concentrations while recent operating losses reflect the impact of very high levels of loan loss provisions, as the NPA/Assets ratio has increased to 6.32%, which exceeds the NPA ratio for any Peer Group comparable individually.  At March 31, 2010, First PacTrust had total assets of $893.9 million, deposits of $658.4 million and a tangible equity-to-assets ratio of 10.9.  For the twelve months ended March 31, 2010, First PacTrust reported net a net loss equal to $999,000 for a return on average assets of -0.11%.  First PacTrust had a market capitalization of $36 million at May 7, 2010.

●
Home Federal Bancorp, Inc. of ID.  Home Federal Bancorp is a savings and loan holding company operating 24 banking offices in southwest Idaho and central Oregon.  Home Federal Bancorp completed its second step conversion in December 2007 which contributed to its capital ratio, which is the highest reported by any Peer Group company.  Home Federal Bancorp maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations with deposits which are supplemented with borrowings to a limited extent.  Earnings are comparatively strong in relation to many Peer Group companies as Home Federal Bancorp benefits from the interest free funds provided by its strong capital position.  At March 31, 2010, Home Federal Bancorp had total assets of $852.1 million, deposits of $554.9 million a tangible equity-to-assets ratio of 24.3% and an NPA/Assets ratio equal to 3.29%.  For the twelve months ended March 31, 2010, Home Federal Bancorp reported net income of $6.5 million for an ROA of 0.84%.  Home Federal Bancorp had a market capitalization of $245 million at May 7, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

●
Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area.  The balance sheet reflects a significant wholesale component with investments and borrowings comprising a larger proportion of total assets in comparison to the Peer Group average.  Fidelity Bancorp reported a loss over the last twelve months primarily owing to realized and unrealized losses on investment securities and other than temporary impairment charges on investment securities.  Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and through a significant investment in MBS, while diversification into commercial mortgage lending is below the Peer Group average.  At March 31, 2010, Fidelity Bancorp had total assets of $708.0 million, deposits of $446.1 million, a tangible equity-to-assets ratio of 6.4% and an NPA/Assets ratio equal to 2.51%.  For the twelve months ended March 31, 2010, Fidelity Bancorp reported a net loss of $2.6 million for a loss on average assets of -0.35%.  Fidelity Bancorp had a market capitalization of $15 million at February 19, 2010.

●
Hampden Bancorp of MA operates 9 branch offices in western Massachusetts.  Hampden Bancorp asset and funding mixtures are broadly similar to the Peer Group average while the loan portfolio is primarily mortgage based including 1-4 family mortgage loans as well as multi-family/commercial mortgage loans.  Earnings exceed the Peer Group average reflecting its lower level of provisions as well as a favorable level of net interest and non-interest income.   At March 31, 2010, Hampden Bancorp had total assets of $577.8 million, deposits of $411.4 million, a tangible equity-to-assets ratio of 16.5% and an NPA/assets ratio of 1.90%.  For the twelve months ended March 31, 2010, Hampden Bancorp reported a net loss of $869,000 for a return on average assets of -0.14%.  Hampden Bancorp had a market capitalization of $69 million at May 7, 2010.

In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (12.70% of assets versus 9.83% for all public companies) and have a similar level of core profitability (0.00% (breakeven) for the Peer Group versus a loss of 0.03% for all public companies).  Reflecting the near breakeven level of operations for both, the ROEs are both less than 1%.  Credit quality issues were important factors impacting earnings for both – NPAs/Assets averaged 4.25% and 3.29% for all public companies and the Peer Group, respectively, while the median ratios were nearly equal, at 2.89% and 2.90%, respectively.  Overall, the Peer Group’s key pricing ratios were at a modest discount to all publicly traded thrift institutions on a P/TB and Price/Core earnings basis (however many public companies did not have meaningful core earnings multiples owing to their trailing  twelve month loss position).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,996	$1,210
Market Capitalization ($Mil)	$348	$123
Tangible Equity/Assets (%)	9.83%	12.70%
NPA/Assets	4.25%	3.29%
Core Return on Average Assets (%)	0.00%	(0.03%)
Core Return on Average Equity (%)	(0.02%)	0.94%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	18.29	x	14.81	x
Price/Tangible Book (%)	87.22%	84.91%
Price/Assets (%)	8.51%	10.72%

(1)           Based on market prices as of May 7, 2010.

Sources:  Table 4.3.

The companies selected for the Peer Group were relatively comparable to Kaiser Federal Financial on average, and are considered to be the “best fit” Peer Group.  While there are many similarities between Kaiser Federal Financial and the Peer Group on average, there are some differences as well.  The following comparative analysis highlights key similarities and differences relative to the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Kaiser Federal Financial and the Peer Group, reflecting balances as of March 31, 2010 for the Company while the Peer Group companies are as of the latest available date for which complete information is publicly available (either December 31, 2009 or March 31, 2010).  On a reported basis, Kaiser Federal Financial’s equity-to-assets ratio of 10.4% was below the Peer Group’s average equity/assets ratio of 13.1%.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.4% and 12.7%, respectively.  Both the Company and the Peer Group have similar levels of intangible assets (0.5% for the Company and 0.4% for the Peer Group, respectively).  On a pro forma basis, Kaiser Federal Financial’s reported and tangible equity will modestly exceed the Peer Group’s average ratios based on current market conditions and the estimated offering range.  Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2010

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash & Equivalemts	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

Kaiser Federal Financial Group, Inc.
March 31, 2010		7.4%	4.9%	1.4%	84.3%	72.6%	16.5%	0.0%	10.4%	0.5%	10.0%	1.35%	6.33%	0.07%	17.05%	-36.64%	1.12%	1.24%	8.89%	8.89%	13.99%

All Public Companies
Averages		5.1%	20.4%	1.4%	68.1%	71.7%	15.2%	0.5%	11.5%	0.9%	10.7%	4.57%	13.38%	1.94%	11.26%	-17.34%	1.82%	1.92%	10.35%	10.31%	17.18%
Medians		3.9%	18.4%	1.4%	69.2%	72.1%	13.5%	0.0%	10.2%	0.1%	9.5%	2.82%	8.40%	-0.41%	9.06%	-16.35%	0.66%	0.74%	9.70%	9.55%	15.22%

State of CA
Averages		4.6%	14.3%	1.0%	77.1%	70.4%	19.3%	0.1%	9.5%	0.1%	9.4%	2.29%	7.53%	1.51%	18.19%	-30.59%	8.44%	8.46%	8.86%	8.86%	14.32%
Medians		5.0%	5.9%	0.9%	84.2%	70.2%	20.0%	0.0%	9.7%	0.0%	9.4%	3.55%	3.38%	-1.76%	16.48%	-32.15%	3.80%	3.86%	8.86%	8.86%	14.32%

Comparable Group
Averages		5.7%	21.4%	1.6%	67.0%	72.1%	13.7%	0.3%	13.1%	0.4%	12.7%	7.28%	18.26%	2.61%	19.39%	-26.22%	6.29%	6.28%	10.96%	10.96%	15.97%
Medians		4.5%	20.2%	1.6%	65.3%	70.4%	12.6%	0.0%	12.9%	0.1%	12.6%	5.13%	12.32%	2.38%	16.00%	-27.23%	-0.63%	-0.37%	9.18%	9.18%	13.11%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	5.6%	27.8%	3.3%	59.4%	69.3%	12.9%	0.0%	16.9%	0.0%	16.9%	5.87%	13.55%	0.10%	20.28%	-26.93%	-7.11%	-7.11%	13.22%	13.22%	21.70%
BFIN	BankFinancial Corp. of IL	11.3%	7.1%	1.3%	73.9%	79.0%	3.1%	0.0%	16.9%	1.7%	15.2%	0.05%	80.87%	-10.37%	6.78%	-61.21%	-0.73%	-0.11%	15.41%	15.41%	21.10%
BOFI	Bofi Holding, Inc. of CA	0.5%	43.1%	0.3%	53.9%	69.3%	22.3%	0.4%	7.7%	0.0%	7.7%	12.16%	3.38%	20.15%	39.83%	-31.96%	27.40%	27.40%	NA	Na	NA
FSBI	Fidelity Bancorp, Inc. of PA	4.1%	36.2%	0.7%	55.1%	63.0%	28.1%	1.1%	6.8%	0.4%	6.4%	-1.72%	21.35%	-14.67%	3.50%	-11.01%	-1.38%	-1.42%	NA	NA	NA
FPTB	First PacTrust Bancorp of CA (1)	3.9%	6.9%	2.0%	83.7%	73.7%	15.1%	0.0%	10.9%	0.0%	10.9%	1.99%	NM	-5.64%	10.07%	-22.86%	-1.25%	-1.25%	9.18%	9.18%	13.11%
HBNK	Hampden Bancorp, Inc. of MA (1)	4.9%	19.8%	1.8%	71.2%	70.3%	12.4%	0.0%	16.5%	0.0%	16.5%	5.06%	2.46%	5.36%	16.67%	-29.53%	-1.88%	-1.88%	NA	Na	NA
HOME	Home Federal Bancorp Inc. of ID	15.1%	19.5%	1.4%	56.5%	65.1%	8.8%	0.0%	24.3%	0.0%	24.3%	23.05%	40.43%	8.22%	47.36%	-27.53%	3.19%	3.19%	NA	Na	NA
PVSA	Parkvale Financial Corp. of PA	9.2%	30.1%	1.3%	54.5%	79.8%	11.9%	0.0%	7.9%	1.5%	6.3%	-0.54%	12.32%	-9.62%	0.11%	-3.20%	-0.53%	0.09%	7.87%	7.87%	11.85%
PULB	Pulaski Fin. Corp. of St. Louis MO (1)	1.3%	2.8%	2.0%	89.1%	80.6%	9.0%	1.4%	8.2%	0.3%	7.9%	5.20%	-10.16%	4.66%	15.33%	-44.46%	42.11%	44.55%	9.11%	9.11%	12.11%
UBNK	United Financial Bancorp of MA	1.5%	20.6%	1.9%	72.3%	70.4%	13.5%	0.5%	14.8%	0.5%	14.3%	21.68%	0.17%	27.95%	33.93%	-3.51%	3.09%	-0.63%	NA	NA	NA

(1)  Financial information is for the quarter ending December 31, 2009.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The increase in Kaiser Federal Financial’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged pursuant to the Company’s intended moderate growth strategy.  The Company’s business plan, which is focused on increasing earnings through building of the income property loan portfolio, moderate balance sheet growth, and resolving NPAs, appears to be an appropriate use of proceeds in the current market environment.  At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by Kaiser Federal Financial to increase earnings and ROE is subject to both execution risk and the overall market environment.

The Company’s asset composition reflects a higher concentration of loans to assets, at 84.3% versus a 67.0% average for the Peer Group.  Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (12.3% of assets versus 27.1% for the Peer Group).  The higher ratio of loans is reflective of the Company’s preference for investing in whole loans with the intent to enhance earnings per share.  Overall, the Company’s interest-earning assets (“IEA”) approximated 96.6% of assets, which is slightly higher than the comparative Peer Group ratio of 94.1%.  Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset.  On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into Federal funds or shorter term investment securities increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

Kaiser Federal Financial’s funding liabilities currently reflect a relatively similar proportion of deposits and borrowings to assets.  Specifically, the ratio of deposits/assets equaled 72.6% for the Company versus an average of 72.1% for the Peer Group while borrowed funds equaled 16.5% and 14.0% (inclusive of subordinated debt), respectively.  Total interest-bearing liabilities (“IBL”) maintained as a percent of assets equaled 89.1% and 86.1% for Kaiser Federal Financial and the Peer Group, respectively, reflecting the Company’s lower equity position.  The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix.  Presently, the Company’s IEA/IBL ratio of 108.4% is below the Peer Group’s average ratio of 109.3%.  The additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from Kaiser Federal Financial’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Kaiser Federal Financial posted modestly lower asset growth for the last twelve months than the Peer Group, at 1.35% and 7.28%, respectively.  The Company’s comparatively modest growth in the most recent period is attributable in part, to the recessionary environment which has impacted the Company’s California markets to a greater extent than many of the Peer Group’s markets (i.e., higher unemployment rates, declining real estate values, higher foreclosure rates, etc.).  These factors in turn, have limited growth of the loan portfolio (no growth for the Company versus average growth of 2.61% for the Peer Group).  The portfolio of cash, investments and MBS for the Peer Group increased more than the loan portfolio for the Company (18.26% for the Peer Group versus 6.33% for the Company).

The Company’s deposit growth rate approximated the Peer Group average as Kaiser Federal Financial’s deposits increased by 17.05% as compared to an average deposit growth rate of 19.39% for the Peer Group.  Both the Company and the Peer Group utilized a portion of the deposit growth to repay borrowings, which diminished at a 36.64% rate versus borrowings shrinkage of 26.22% for the Peer Group on average.

The Company’s equity increased by 1.12%, which was below the average growth rate of 6.29% for the Peer Group.  Limited growth of the Company’s and Peer Group’s equity reflects the adoption of dividend and capital management strategies by both the Company and the Peer Group.  On a post-offering basis, the Company’s equity growth rate is expected to remain comparatively modest as the benefit of reinvestment of the Offering proceeds may be offset by additional share repurchases, the payment of dividends, and as expenses may likely increase reflecting the impact of the expanded stock benefit plans.

Income and Expense Components

Table 3.3 shows comparative income statement measures for Kaiser Federal Financial and the Peer Group, reflecting earnings for the fiscal year ended March 31, 2010 for Kaiser Federal Financial and for the twelve months ended March 31, 2010, or December 31, 2009 for the Peer Group.  Kaiser Federal Financial reported a net income to average assets ratio of 0.29% versus the Peer Group’s ratio of 0.22% based on the average and 0.15% based on the median.  Important from a valuation perspective in the current environment, both the Company’s and the Peer Group’s earnings have been depressed by deteriorating asset quality which was a key characteristic for inclusion in the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2010

			Net Interest Income				Other Income					G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

Kaiser Federal Financial Group, Inc.
March 31, 2010		0.29%	5.10%	2.17%	2.93%	1.06%	1.87%	0.00%	0.00%	0.52%	0.52%	1.97%	0.01%	0.00%	0.00%	5.43%	2.66%	2.77%	$9,022	31.62%

All Public Companies
Averages		-0.13%	4.87%	1.96%	2.91%	0.92%	2.00%	0.03%	-0.07%	0.80%	0.76%	2.71%	0.09%	-0.01%	0.03%	5.19%	2.25%	2.94%	$6,085	31.26%
Medians		0.22%	4.89%	1.93%	2.93%	0.46%	2.32%	0.00%	0.00%	0.57%	0.56%	2.63%	0.00%	0.00%	0.00%	5.17%	2.26%	2.99%	$4,865	32.02%

State of CA
Averages		0.41%	5.47%	2.33%	3.14%	1.42%	1.72%	0.02%	-0.03%	0.33%	0.32%	1.83%	0.00%	0.48%	0.00%	5.67%	2.58%	3.09%	$11,978	61.81%
Medians		0.00%	5.18%	2.27%	2.85%	0.89%	1.28%	0.00%	0.00%	0.42%	0.34%	1.79%	0.00%	0.00%	0.00%	5.34%	2.50%	2.72%	$9,436	40.95%

Comparable Group
Averages		0.22%	4.82%	1.88%	2.95%	1.01%	1.94%	0.02%	-0.04%	0.57%	0.54%	2.43%	0.02%	0.02%	0.20%	5.10%	2.18%	2.92%	$7,358	39.34%
Medians		0.15%	4.67%	1.86%	3.14%	0.67%	1.51%	0.00%	-0.02%	0.54%	0.58%	2.18%	0.00%	-0.06%	0.00%	5.00%	2.24%	3.15%	$5,189	39.63%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	-0.63%	4.35%	1.77%	2.57%	1.57%	1.00%	0.00%	0.00%	-0.14%	-0.14%	1.88%	0.00%	-0.04%	0.00%	4.67%	2.19%	2.48%	$8,227	43.54%
BFIN	BankFinancial Corp. of IL	-0.01%	4.62%	1.20%	3.42%	0.53%	2.89%	0.00%	-0.07%	0.67%	0.60%	3.24%	0.11%	-0.10%	0.00%	4.99%	1.46%	3.53%	$4,190	23.91%
BOFI	Bofi Holding, Inc. of CA	1.51%	6.45%	2.71%	3.73%	0.51%	3.22%	0.00%	0.00%	-0.09%	-0.09%	1.21%	0.00%	0.72%	0.00%	6.62%	2.94%	3.68%	$24,581	40.95%
FSBI	Fidelity Bancorp, Inc. of PA	-0.35%	4.40%	2.36%	2.04%	0.77%	1.27%	0.09%	0.00%	0.51%	0.60%	2.05%	0.00%	-0.56%	0.00%	4.59%	2.56%	2.03%	$4,849	49.89%
FPTB	First PacTrust Bancorp of CA (1)	-0.11%	5.24%	2.02%	3.22%	1.94%	1.28%	0.00%	-0.09%	0.42%	0.34%	1.79%	0.00%	-0.08%	0.00%	5.51%	2.28%	3.23%	$9,612	73.89%
HBNK	Hampden Bancorp, Inc. of MA (1)	-0.14%	4.90%	1.94%	2.96%	0.57%	2.38%	0.00%	-0.04%	0.57%	0.53%	3.04%	0.00%	-0.02%	0.00%	5.10%	2.36%	2.73%	$5,528	32.21%
HOME	Home Federal Bancorp Inc. of ID	0.84%	4.55%	1.34%	3.21%	1.88%	1.33%	0.00%	-0.10%	1.38%	1.28%	4.59%	0.00%	0.09%	2.02%	4.97%	1.87%	3.10%	$3,203	39.63%
PVSA	Parkvale Financial Corp. of PA	0.32%	4.17%	2.18%	1.99%	0.35%	1.65%	0.08%	0.00%	0.48%	0.56%	1.52%	0.05%	-0.28%	0.00%	4.42%	2.38%	2.04%	$4,705	NM
PULB	Pulaski Fin. Corp. of St. Louis MO (1)	0.40%	4.73%	1.66%	3.07%	1.70%	1.37%	0.00%	-0.10%	0.91%	0.81%	2.31%	0.01%	0.72%	0.00%	5.02%	1.82%	3.20%	$3,084	21.78%
UBNK	United Financial Bancorp of MA	0.40%	4.85%	1.58%	3.27%	0.24%	3.03%	0.00%	0.00%	0.93%	0.93%	2.67%	0.00%	-0.28%	0.00%	5.11%	1.91%	3.20%	$5,603	28.21%

(1)  Financial information is for the quarter ending December 31, 2009.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

The Company’s interest income to average assets exceeded the Peer Group average while the ratio of interest expense was higher in comparison to the Peer Group, resulting in a similar net interest income to average assets ratio.  The Company’s higher interest income ratio was the result of both a higher yield on interest-earning assets (5.43% versus which exceeds the Peer Group average and median of 5.10% and 5.00%, respectively), may be partially reflective of the Company’s higher ratio of loans-to-assets as well as the composition of the loan portfolio which includes a greater proportion of commercial and multi-family mortgage loans.  The Company’s interest expense ratio to average assets, 2.17% versus 1.88% of average assets for the Peer Group, reflects the Company’s higher IBL ratio and the impact of Kaiser Federal Financial’s funding strategy which has limited costly branches but which requires the Company to pay relatively higher deposit prices to attract new funds.  Additionally, the company’s borrowings entail a relatively high cost which has depressed its interest costs and which will continue to do so over the next 18 months until their maturity.  Overall, the higher net interest income ratio reported by the Company was offset by the higher cost of funds such that the Company’s net interest income ratio of 2.93% compared closely to the Peer Group average of 2.95%.

Non-interest operating income is a marginally lower contributor to Kaiser Federal Financial’s earnings relative to the Peer Group, at 0.52% and 0.54%, respectively.  Kaiser Federal Financial operates with a modestly lower operating expense ratio than the Peer Group, primarily reflecting the Company’s large average branch size as well as its recent focus on multi-family and commercial mortgage lending which entail a relatively modest expense to originate and service relative to their outstanding principal balance owing to their large average size.  The operating expense ratios for Kaiser Federal Financial and the Peer Group were 1.97% and 2.43%, respectively. Intangible assets amortization was nominal for both the Company and the Peer Group.  On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Kaiser Federal Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 57.2% is more favorable than the Peer Group’s ratio of 70.2%, as the Company’s revenue ratio disadvantages were more than offset by its lower operating expense ratio.  On a post-offering basis, the Company’s efficiency ratio may improve marginally with the reinvestment of the offering proceeds, and thus remain at an advantage.

Loan loss provisions are at high levels relative to the historical averages reflecting the increasing level of NPAs for both the Company and the Peer Group.  Specifically, loan loss provisions equaled 1.06% of average assets for Kaiser Federal Financial for the 12 months ended March 31, 2010, which compared closely to the average of 1.01% for the Peer Group.  While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of Kaiser Federal Financial’s credit quality ratios among other factors.

Non-operating expenses were limited for the Peer Group equal to 0.02% of average assets while the Company did not have any non-operating expenses.

The Company’s effective tax rate for the last 12 months of 31.62% is modestly below the Peer Group average of 39.34%.  The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group

Loan Composition

Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets.  The Company’s loan portfolio composition reflected a higher level of 1-4 family permanent mortgage loans/assets based on respective ratios of 38.57% and 35.58% while MBS comprised a greater portion of assets for the Peer Group such that combination of 1-4 family mortgages and MBS equaled 39.34% for the Company and compared to 50.49% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2010

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Kaiser Federal Financial Group, Inc.		0.77%	38.57%	0.00%	41.90%	0.00%	5.17%	69.26%	$2,789	$0

All Public Companies
Averages		12.37%	35.19%	5.14%	21.87%	4.50%	2.32%	65.19%	$596,142	$5,741
Medians		10.67%	35.31%	3.97%	20.99%	3.26%	0.66%	65.64%	$43,890	$140

State of CA
Averages		11.10%	39.38%	0.53%	35.29%	1.68%	1.99%	62.99%	$37,262	$175
Medians		4.85%	46.54%	0.15%	30.12%	0.27%	1.70%	65.02%	$1,400	$0

Comparable Group
Averages		14.91%	35.58%	4.02%	20.47%	5.59%	1.35%	68.08%	$56,700	$214
Medians		14.27%	34.36%	2.53%	22.51%	3.82%	0.59%	72.00%	$35,300	$0

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	17.04%	36.53%	11.66%	10.20%	1.67%	0.02%	64.07%	$4,180	$31
BFIN	BankFinancial Corp. of IL	6.46%	19.37%	2.02%	41.30%	16.18%	0.15%	85.58%	$274,170	$1,706
BOFI	Bofi Holding, Inc. of CA	39.45%	13.53%	0.14%	27.52%	3.43%	3.22%	43.66%	$0	$0
FSBI	Fidelity Bancorp, Inc. of PA	12.68%	31.56%	2.65%	14.90%	4.22%	0.53%	56.36%	$0	$0
FPTB	First PacTrust Bancorp of CA (1)	7.34%	72.79%	1.32%	7.75%	0.06%	0.18%	75.42%	$0	$0
HBNK	Hampden Bancorp, Inc. of MA (1)	17.10%	33.04%	2.41%	24.06%	8.13%	4.64%	72.58%	$48,190	$0
HOME	Home Federal Bancorp Inc. of ID	15.56%	26.83%	6.79%	24.84%	2.62%	0.64%	50.98%	$22,410	$0
PVSA	Parkvale Financial Corp. of PA	12.98%	42.45%	0.58%	7.53%	2.15%	2.23%	71.42%	$58,730	$0
PULB	Pulaski Fin. Corp. of St. Louis MO (1)	1.73%	44.06%	8.82%	20.95%	9.90%	0.25%	83.23%	$78,310	$89
UBNK	United Financial Bancorp of MA	18.80%	35.68%	3.85%	25.62%	7.57%	1.62%	77.55%	$81,010	$313

(1)  Financial information is for the quarter ending December 31, 2009.

Source:   SNL Financial LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

The data reflects that the Company’s lending activities show greater diversification in multi-family and commercial mortgage lending, reflecting the Company’s recent lending emphasis.  Specifically, multi-family and commercial mortgage loans represented 41.90% of assets for the Company versus an average of 20.47% for the Peer Group.  Other areas of high  risk-weight lending were greater for the Peer Group as the Company did not have any construction or commercial non-mortgage loans while such loans equaled nearly 10% of assets for the Peer Group in aggregate.  Consumer loans, excluding home equity loans which are included in the 1-4 family residential mortgage totals, amounted to less than 5.17% of assets for the Company versus an average of 1.35% for the Peer Group.  Reflecting the overall similarity of diversification into high risk-weight lending, the Company’s risk-weighted assets-to-assets ratio equaled 69.26% versus 68.08% for the Peer Group.

Credit Risk

Given the importance of asset quality in investors’ perception of value in the current environment, coupled with the recent increase in NPAs, and loan loss provisions reported by the Company, we sought to include thrifts with similar asset quality characteristics in the Peer Group.  Accordingly, the ratio of NPAs/assets equaled 3.34% for the Company versus an average of 3.29% and median of 2.90% for the Peer Group as shown in Table 3.5.  Moreover, the Company’s NPA/Assets ratio fell between the average and median for all publicly traded thrifts.

Reserve coverage for the Company was comparable as well.  Kaiser Federal Financial’s loss reserves as a percent of loans equaled 1.68% which fell between the Peer Group average and median of 1.79% and 1.51% respectively.  Similarly, the reserves/NPL ratio of 44.40% compared closely to the Peer Group average of 54.75%, while the reserves/NPA & 90+ Day Delinquency ratio of 42.91% closely approximated the Peer Group average of 42.00%.  At the same time, chargeoffs over the most recent 12 month period were below the Peer Group average, based on a ratio of 0.11% of loans for the Company and 0.73% of loans for the Peer Group on average.

One aspect of the Company’s credit risk exposure relative to the Peer Group is that a portion of the delinquent loans are serviced by third parties, which has made it difficult to implement delinquent borrower contact and resolution procedures.  The Company has been seeking to acquire the servicing on delinquent loans from its servicers but has largely been unsuccessful in this regard.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of December 31, 2009 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Kaiser Federal Financial Group, Inc.		0.11%	3.34%	3.84%	1.68%	44.40%	42.91%	$849	0.11%

All Public Companies
Averages		0.44%	4.23%	4.72%	1.66%	55.73%	46.04%	$1,505	0.70%
Medians		0.18%	2.88%	3.55%	1.38%	45.69%	37.17%	$575	0.26%

State of CA
Averages		0.49%	5.94%	5.50%	1.95%	42.03%	37.63%	$2,311	0.98%
Medians		0.24%	6.32%	5.34%	1.67%	45.41%	41.83%	$1,089	0.64%

Comparable Group
Averages		0.59%	3.29%	3.62%	1.79%	54.75%	42.00%	$1,572	0.73%
Medians		0.46%	2.90%	3.81%	1.51%	45.28%	32.46%	$1,523	0.65%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	1.72%	4.73%	3.60%	1.22%	33.96%	15.55%	$334	0.17%
BFIN	BankFinancial Corp. of IL	0.44%	4.05%	4.62%	1.50%	32.40%	27.72%	$1,957	0.66%
BOFI	Bofi Holding, Inc. of CA	0.24%	1.24%	1.04%	0.74%	78.27%	32.62%	$1,089	0.64%
FSBI	Fidelity Bancorp, Inc. of PA	0.04%	2.51%	4.01%	1.46%	36.44%	32.29%	$39	0.00%
FPTB	First PacTrust Bancorp of CA	0.64%	6.32%	6.68%	1.72%	25.72%	23.14%	$3,010	1.56%
HBNK	Hampden Bancorp, Inc. of MA	0.16%	1.90%	2.41%	1.51%	62.47%	57.14%	$131	0.00%
HOME	Home Federal Bancorp Inc. of ID	0.94%	3.29%	4.22%	5.46%	129.46%	104.04%	$2,737	2.11%
PVSA	Parkvale Financial Corp. of PA	0.47%	2.13%	3.25%	1.68%	54.13%	46.35%	$2,390	0.90%
PULB	Pulaski Fin. Corp. of St. Louis MO	1.10%	5.51%	4.85%	1.76%	36.31%	29.00%	$3,731	1.16%
UBNK	United Financial Bancorp of MA	0.13%	1.22%	1.49%	0.87%	58.38%	52.13%	$303	0.11%

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Kaiser Federal Financial interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios.  The Company’s non-interest earning assets were modestly below the Peer Group average.  On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.

To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for Kaiser Federal Financial and the Peer Group.  In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Kaiser Federal Financial was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin.  However, the Company’s net interest income ratio should be stabilized to some degree following the Offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Kaiser Federal Financial.  Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.19

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
		Tang.		Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Kaiser Federal Financial Group, Inc.		10.0%	108.4%	3.4%	2	29	9	1	26	-2

All Public Companies		10.5%	106.6%	6.3%	2	7	8	1	-3	-1
State of CA		8.8%	106.6%	3.7%	-7	9	6	22	14	1

Comparable Group
Averages		12.6%	109.7%	5.9%	-1	1	4	6	-2	4
Medians		12.6%	109.1%	5.9%	-4	2	4	2	-7	-3

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	16.9%	112.9%	7.3%	-4	21	-10	1	-6	-7
BFIN	BankFinancial Corp. of IL	15.2%	112.4%	7.7%	-5	-4	10	-1	-15	1
BOFI	Bofi Holding, Inc. of CA	7.7%	106.1%	2.5%	-22	6	28	80	-19	26
FSBI	Fidelity Bancorp, Inc. of PA	6.4%	103.6%	4.5%	-3	-10	-1	-41	-4	26
FPTB	First PacTrust Bancorp of CA (1)	10.9%	106.4%	5.5%	NA	-1	0	14	30	-2
HBNK	Hampden Bancorp, Inc. of MA (1)	16.5%	115.8%	4.2%	NA	12	16	3	-12	22
HOME	Home Federal Bancorp Inc. of ID	24.3%	123.2%	8.9%	-8	-34	8	-3	20	-7
PVSA	Parkvale Financial Corp. of PA	6.3%	102.3%	6.2%	7	-5	-17	3	-19	-10
PULB	Pulaski Fin. Corp. of St. Louis MO (1)	7.9%	102.5%	6.8%	NA	22	-4	22	12	-4
UBNK	United Financial Bancorp of MA	14.3%	111.8%	5.6%	29	4	13	-17	-7	-10

(1)    Financial information is for the quarter ending December 31, 2009.
NA=Change is greater than 100 basis points during the quarter.

Source:  SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology used to determine Kaiser Federal Financial’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994 specify the market value methodology for estimating the pro forma market value of an institution.  The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Kaiser Federal Financial’s operations and financial condition; (2) monitor Kaiser Federal Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Kaiser Federal Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Kaiser Federal Financial’s value, or Kaiser Federal Financial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

●
Overall A/L Composition.  The Company’s asset composition includes a higher proportion of loans overall, with both residential mortgage loans and commercial/multi-family mortgage loans exceeding the Peer Group average reflecting the prior emphasis on 1-4 family lending and the current emphasis on multi-family lending.  Notwithstanding the higher ratio of total loans to assets, the Company’s net interest income ratio is below the Peer Group attributable to the Comparatively higher funding costs owing in part, to the high cost of the Company’s fixed rate fixed term borrowings.  Importantly, all of the Company’s high cost borrowings are scheduled to mature over the next 18 months and are expected to be replaced with funds at a substantially lower average cost.  The Company’s less favorable ratio of IEA/IBL will improve on a post-Offering basis, thereby diminishing or reversing the current disadvantage

●
Credit Quality.  The Peer Group’s credit quality ratios were similar overall to the Company’s ratios as the relative credit risk exposure was a significant component of the Peer Group selection criteria.  Accordingly, the ratios of NPAs/Assets and NPLs/Loans as well as the reserve coverage ratios were similar for the Company and the Peer Group.

●
Balance Sheet Liquidity.  The Company currently maintains a lower level of cash, investments and MBS; although the level of cash and investments will be bolstered over the near term with the infusion of the offering proceeds from the Second Step Conversion.  The Company’s borrowing capacity is considered to be modestly lower relative to the Peer Group’s borrowings capacity, given the Company’s higher level of borrowings.

●
Equity.  The Company currently operates with a lower equity-to-assets ratio than the Peer Group.  However, following the stock offering, Kaiser Federal Financial’s pro forma capital position will modestly exceed the Peer Group’s equity-to-assets ratio based on the current estimated offering range. The Company’s increased pro forma equity will enhance the leverage capacity relative to the Peer Group while the anticipated reduction in the IBL ratio will enhance Kaiser Federal Financial’s comparability to the Peer Group.

On balance, we considered that the completion of the Second Step Conversion will enhance the Company’s capital and liquidity in comparison to the Peer Group and have applied a slight upward adjustment for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

●
Reported Earnings. The Company reported slightly higher earnings than the Peer Group based on an average return on average assets (“ROAA”) basis (0.22% of average assets versus 0.15% for the Peer Group). Reinvestment of the net conversion proceeds into interest-earning assets will increase the Company’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the Second-Step Conversion offering.

●
Core Earnings.  Key elements of the Company’s core earnings were broadly similar to the Peer Group’s core earnings elements.  Specifically, the ratio of net interest income and non-interest income were slightly below the Peer Group average while the Company’s core earnings benefited from a favorably low operating expense ratio.  The Company’s more favorable efficiency ratio (57.2% for Kaiser Federal Financial versus 70.2% for the Peer Group) is indicative of the Company’s earnings potential over the long term.  Importantly, both the Company and the Peer Group’s earnings have been significantly impacted by a high level of NPAs and loan loss provisions.  Until the level of NPAs has been stabilized or starts to diminish, it is expected that core earnings may continue to be subject to volatility owing to credit-related factors.

●
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins fell within the range exhibited by the Peer Group.  Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income.  On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish the Peer Group’s relative advantage in this regard and improve the Company’s interest rate risk exposure position.

●
Credit Risk.  Loan loss provisions were a significant factor impacting both the Company and the Peer Group’s earnings and credit risk exposure was a principal Peer Group selection criterion.  As noted above, given the high level of NPAs, both the Company and the Peer Group’s earnings will continue to be subject to credit-related volatility until the ratio of NPAs/Assets stabilizes and/or diminishes.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

●
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage.  Secondly, the Company’s net interest margin has reflected significant improvement as the cost of funds has diminished and is expected to continue to improve as high cost borrowed funds mature and are replaced with deposit or borrowed funds at the lower rates prevailing today.  The Company will also evaluate growth through acquisition and potentially through FDIC assisted deals but the ability to consummate such transactions and their related earnings impact is difficult to determine at this time.  The Company’s pro forma capital will enhance the ability to expand the balance sheet but growth (both balance sheet and earnings growth) for both the Company and the Peer Group will be challenging in the current economic

●
Return on Equity.  Both the Company and the Peer Group have comparatively modest ROEs as earnings have been depressed by loan loss provisions.  The Company appears to have momentum for core earnings growth but the level of future earnings and the ROE will continue to be subject to credit related earnings volatility.

Overall, we concluded that a slight upward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view of the potential for earnings growth as a result of the completion of the Second Step Conversion and as the Company realizes the benefit of repricing of high cost borrowings.  Additionally, the strong capital position may enhance the Company’s ability to complete acquisitions which are accretive to earnings.

3.             Asset Growth

The Company’s asset growth rate was below the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 1.4% and 7.3%, respectively. The Company’s comparatively modest growth in the most recent period is attributable in part, to the recessionary environment which has impacted the Company’s California markets to a greater extent than many of the Peer Group’s markets (i.e., higher unemployment rates, declining real estate values, higher foreclosure rates, etc.).  At the same time, the Peer Group’s growth rates are also being impacted by a recessionary economic environment and increasing NPAs.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating equal to greater leverage capacity for the Company.  On balance, no adjustment was applied for asset growth.

4.             Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Operating in Los Angeles, San Bernardino, and Riverside Counties in southern California and Santa Clara County in northern California, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.  The economy of the Company’s markets have been significantly impacted by the recessionary economy which has resulted in declining real estate values, high levels of unemployment and rising foreclosure rates.  While the strength of the Company’s underwriting has served to limit the impact to an extent, Kaiser Federal Financial has nonetheless experienced rising NPAs and loan loss provisions.  Importantly, the Peer Group’s markets have also been impacted by the recession.  Thus, unemployment in the Company’s markets is in the range of 12.3% to 15.1% while the average unemployment rates in the Peer Group’s markets equaled 10.2% (see Exhibit III-2 for details).

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

The Company’s markets have experienced favorable demographic growth rates historically but recent growth has been curtailed by the severe recession.  We have considered the long term growth trends for the Company’s California markets may be favorable and that the large size of the market overall provides benefits in terms of its breadth and diversity relative to the Peer Group’s markets while also providing for a very high level of competition (the deposit market share is less than 1% in all of the Company’s markets compared to an average market share of 4.2% for the Company).  On balance, we concluded that no adjustment was appropriate for the Company’s market area.

5.             Dividends

Kaiser Federal Financial currently pays a dividend equal to $0.44 per share annually, payable in quarterly installments of $0.11 per share per quarter.  At this time the Company has indicated that it will likely continue to pay a dividend but the dividend rate following the Second Step Conversion offering has not been determined.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out a total of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.97% to 5.54%.  The average dividend yield on the stocks of the Peer Group institutions was 2.14% as of May 7, 2010, representing an average payout ratio of 40.55% of core earnings.  However, six of the Peer Group had payout ratios in excess of 100% or otherwise not meaningful as a result of trailing twelve month operating losses.  As of May 7, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 3.06%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in capital.  At the same time, the dividend paying capacity of both the Company and the Peer Group will continue to be impacted by the high level of NPAs and loan loss provisions over the near term.  On balance, we concluded that a slight upward adjustment was warranted for purposes of the Company’s dividend policy.

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ Global Select Market.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $25.3 million to $245.0 million as of May 7, 2010, with average and median market values of $123.0 million and $99.6 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 3.1 million to 21.4 million, with average and median shares outstanding of 11.4 million and 9.2 million, respectively.  The Company’s Second-Step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the middle of the range of market values and shares outstanding indicated for Peer Group companies.  Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering.  Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.             Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Kaiser Federal Financial’s:  (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in California; and (D) the market for the public stock of Kaiser Federal Financial.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

A.           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September.  Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world.  Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October.  Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October.  Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October.  Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November.  The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates.  Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries.  Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December.  Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December.  Worries about the state of European economies and the dollar’s surge upended stocks in mid-December.  Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December.  Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January.  The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks.  Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010.  Concerns about the global economy and European default worries pressured stocks lower in early-February as the DJIA closed below 10,000 for the first time in three months.  Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February.  The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering.  Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.

The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February.  Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions.  Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook.  Following a one day pull back, the positive trend in the broader market continued heading into late-March.  Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks.  The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength.  Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010.  The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy.  Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market.  The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains.  Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs.  The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis.  Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region.  On May 7, 2011, the DJIA closed at 10380.43, an increase of 23.4% from one year ago and a decrease of 0.5% year-to-date and the NASDAQ closed at 2265.64, an increase of 32.0% from one year ago and a decrease of 0.2% year-to-date.  The Standard & Poor’s 500 Index closed at 1110.88 on May 7, 2010, an increase of 22.4% from one year ago and a decrease of 0.4% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market.  Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009.  Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase.  Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October.  After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending.  In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged.  Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery.  Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November.  Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks.  The favorable employment report for November added to gains in the thrift sector in early-December.  Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected.  More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end.  Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends.  An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January.  Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January.  Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas.  Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February.  Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for; at least, several months helped thrift stocks to ease higher in late-February.

The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February.  Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities.  The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March.  Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010.  A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud.  Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs.  Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery.  Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis.  On May 7, 2010, the SNL Index for all publicly-traded thrifts closed at 622.1, an increase of 4.8% from one year ago and an increase of 2.0% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009 and the first quarter of 2010, as indicated by an increase in conversion activity and the relative success of those offerings.  For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity.  Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over credit quality trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

As shown in Table 4.1, one standard conversion and one second-step conversions were completed during the past three months.  The second step conversion offering by Eagle Bancorp of Montana (“Eagle”) is considered to be more relevant for our analysis.  Eagle’s offering was completed in April 2010 and closed just above the midpoint of the offering range.  Eagle’s closing pro forma price/tangible book ratio equaled 81.4%.  Eagle’s stock is quoted on the NASDAQ and, as of May 7, 2010, Eagle’s stock price was 3.5% above the IPO price.  The standard conversion offering, Harvard Illinois Bancorp, Inc (“Harvard”), was also completed in April 2010 and closed between the minimum and midpoint of the offering range.  Harvard’s closing pro forma price/tangible book ratio equaled 43.1%.  Harvard’s stock is quoted on the OTC Bulletin Board and, as of May 7, 2010, Harvard’s stock price was unchanged from the IPO price.

Shown in Table 4.2 are the current pricing ratios for Eagle Bancorp Montana, which is the only company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange.  Eagle Bancorp’s offering was a second-step conversion, which tends to be priced higher on a P/TB basis relative to full standard conversion offerings.  Eagle Bancorp’s current P/TB ratio equaled 84.21%.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on Kaiser Federal Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in California.  As shown in Exhibit IV-4, there were 21 California bank and thrift acquisitions completed from the beginning of 2007 through May 7, 2010, and there is currently 7 acquisitions pending of California financial institutions.  The recent acquisition activity involving California savings institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Kaiser Federal Financial’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Kaiser Federal Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
													Benefit Plans				Initial
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Dividend Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions

Harvard Illinois Bancorp, Inc., IL*	4/9/10	HARI-OTCBB	$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%

Averages - Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%
Medians - Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%

Second Step Conversions

Eagle Bancorp Montana, MT	4/5/10	EBMT-NASDAQ	$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%

Averages - Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%
Medians - Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(3)				Financial Charac.				Closing Price:
											First		After		After
	Conver.			Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	5/7/10	Change
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

Harvard Illinois Bancorp, Inc., IL*	4/9/10	HARI-OTCBB	43.1%	NM		4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

Averages - Standard Conversions:			43.1%	NM		4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$10.00	0.00%
Medians - Standard Conversions:			43.1%	NM		4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$10.00	0.00%

Second Step Conversions

Eagle Bancorp Montana, MT	4/5/10	EBMT-NASDAQ	81.4%	12.69		12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.35	3.5%

Averages - Second Step Conversions:			81.4%	12.7	x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.35	3.5%
Medians - Second Step Conversions:			81.4%	12.7	x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.35	3.5%

Note: * - Appraisal performed by RP Financial; “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.																	May 7, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2
Market Pricing Comparatives
Prices As of May 7, 2010

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$10.38	$300.43	($0.10)	$12.38	18.63	x	88.41%	10.23%	96.53%	19.16	x	$0.26	2.06%	34.44%	$2,725	11.12%	10.38%	4.23%	-0.12%	-0.27%	-0.17%	-0.95%
State of CA		$8.85	$56.47	$0.18	$12.21	8.64	x	81.31%	6.85%	82.63%	8.37	x	$0.14	1.68%	4.55%	$1,020	8.88%	8.80%	5.94%	0.35%	4.76%	0.10%	1.48%
Converted Last 3 Months (no MHC)		$10.35	$42.26	$0.79	$12.29	13.10	x	84.21%	12.95%	84.21%	13.10	x	$0.27	2.61%	34.18%	$327	0.00%	0.00%	NA	0.99%	NM	0.98%	NM

Converted Last 3 Months (no MHC)
EBMTD	Eagle Bancorp Montanta of MT	$10.35	$42.26	$0.79	$12.29	13.10	x	84.21%	12.95%	84.21%	13.10	x	$0.27	2.61%	34.18%	$326	0.00%	0.00%	NA	0.99%	NM	0.99%	NM

(1)  Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

D.            Trading in Kaiser Federal Financial’s Stock

Since Kaiser Federal Financial’s stock currently trades under the symbol “KFED” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Kaiser Federal Financial had a total of 13,291,325 shares issued and outstanding at May 7, 2010, of which 4,429,575 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $7.30 to $10.33 per share and its closing price on May 7, 2010 was $9.75, implying an aggregate value of $129.6 million.

There are significant differences between the Company’s stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

Kaiser Federal Financial’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of Kaiser Federal Financial’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, Kaiser Federal Financial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Kaiser Federal’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Upward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

■
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

■
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

■
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

■
Trading of KFED stock. Converting institutions generally do not have stock outstanding. Kaiser Federal Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since Kaiser Federal Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 7, 2010, stock price of $9.75 per share and the 13,291,325 shares of Kaiser Federal Financial stock outstanding, the Company’s implied market value of $129.6 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the Company’s shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Kaiser Federal Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At March 31, 2010, the MHC had unconsolidated net assets of negative $5 thousand. These entries have been added to the Company’s March 31, 2010 reported financial information to reflect the consolidation of the MHC into the Company’s operations.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 7, 2009, the aggregate pro forma market value of Kaiser Federal Financial conversion stock equaled $119,988,260 at the midpoint, equal to 11,998,826 shares at $10.00 per share. The $10.00 per share price was determined by the Kaiser Federal Financial Board. The midpoint and resulting valuation range is based on the sale of a 66.67% ownership interest to the public which provides for an $80,000,000 public offering at the midpoint value.

1.             Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 3.15% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 year MBS (50% of total proceeds) and U.S. Treasury securities with a weighted average maturity of five years (50% of total proceeds).

The Company’s reported earnings equaled $2.5 million for the twelve months ended March 31, 2010. Kaiser Federal Financial’s did not have any non-operating items and thus, reported earnings and core earnings were equivalent. While non-recurring gains and losses were limited for the Peer Group, Exhibit IV-9 reflects the generally modest adjustments applied to the Peer Group’s earnings in the calculation of core earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $120.0 million midpoint value equaled 41.20 times indicating premiums of 142.5% and 178.2% relative to the Peer Group’s average reported and core earnings multiples of 16.99 times and 14.81 times, respectively (see Table 4.3). Importantly, the Peer Group’s P/E multiple based on reported and core earnings are not highly meaningful as only four Peer Group institutions were reporting earnings multiples below 40 times.

2.      Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion equity of $93.0 million was adjusted to include the impact of MHC’s net assets equal to negative $5 thousand, which will be consolidated with the Company’s financial statements as the result of the Second Step Conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $120.0 million midpoint valuation, Kaiser Federal Financial’s pro forma P/B and P/TB ratios equaled 74.74% and 76.69%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 81.47% and 84.91%, the Company’s ratios reflected discounts of 8.3% and 9.7%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 77.80% and 83.60%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 3.9% and 8.3%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum equaled 69.83% and 88.81%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier and in view of the indicated pro forma earnings multiples in relation to the Peer Group averages and medians.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Table 4.3
Public Market Pricing
Kaiser Federal Financial Group and the Comparables
As of May 7, 2010

		Market		Per Share Data(2)
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)									2nd Step
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
		Share(1)	Value	EPS	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Kaiser Federal Financial Group
Superrange		$10.00	$158.68	$0.19	$11.52	52.10	x	86.81%	16.14%	88.81%	52.10	x	$0.37	3.69%	192.03%	$983	18.60%	18.26%	3.04%	0.31%	1.67%	0.31%	1.67%	1.1939	$105.80
Maximum		$10.00	$137.99	$0.22	$12.38	46.40	x	80.78%	14.21%	82.71%	46.40	x	$0.42	4.24%	196.64%	$971	17.60%	17.25%	3.08%	0.31%	1.74%	0.31%	1.74%	1.0382	$92.00
Midpoint		$10.00	$119.99	$0.24	$13.38	41.20	x	74.74%	12.49%	76.69%	41.20	x	$0.49	4.87%	200.83%	$961	16.71%	16.36%	3.11%	0.30%	1.81%	0.30%	1.81%	0.9028	$80.00
Minimum		$10.00	$101.99	$0.28	$14.72	35.79	x	67.93%	10.73%	69.83%	35.79	x	$0.57	5.73%	205.20%	$950	15.80%	15.44%	3.14%	0.30%	1.90%	0.30%	1.90%	0.7673	$68.00

All Non-MHC Public Companies (7)
Averages		$10.64	$347.73	($0.16)	$13.76	18.29	x	78.55%	8.51%	87.22%	17.97	x	$0.26	2.01%	34.91%	$2,996	10.61%	9.83%	4.25%	-0.19%	-0.44%	0.00%	-0.02%
Medians		$10.18	$55.44	$0.19	$13.23	17.08	x	74.33%	6.67%	80.86%	15.94	x	$0.20	1.79%	0.00%	$905	9.35%	8.64%	2.89%	0.17%	1.97%	0.00%	0.01%

All Non-MHC Public Companies - State of CA (7)
Averages		$8.62	$59.76	$0.18	$13.53	8.64	x	66.52%	4.87%	66.52%	8.37	x	$0.07	0.97%	4.55%	$1,055	8.47%	8.47%	5.94%	0.37%	5.23%	0.04%	1.06%
Medians		$7.18	$51.41	$0.17	$12.37	8.64	x	49.85%	4.39%	49.85%	8.37	x	$0.04	0.77%	-1.67%	$1,148	7.90%	7.90%	6.32%	0.06%	0.89%	0.05%	1.13%

Comparable Group Averages
Averages		$10.42	$123.00	$0.18	$13.53	16.99	x	81.47%	10.72%	84.91%	14.81	x	$0.20	2.11%	36.94%	$1,210	13.09%	12.70%	3.29%	0.20%	2.25%	-0.03%	0.94%
Medians		$9.19	$99.61	($0.10)	$12.83	11.84	x	77.80%	10.61%	83.60%	9.83	x	$0.20	2.14%	40.55%	$1,334	12.86%	12.63%	2.90%	0.10%	1.18%	-0.10%	-0.69%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	$9.12	$190.26	($0.36)	$10.28	NM		88.72%	15.02%	88.72%	NM		$0.20	2.19%	NM	$1,267	16.93%	16.93%	4.73%	-0.63%	-3.48%	-0.61%	-3.39%
BFIN	BankFinancial Corp. of IL	$8.94	$191.46	$0.04	$12.31	NM		72.62%	12.28%	80.69%	NM		$0.28	3.13%	NM	$1,559	16.91%	15.49%	4.05%	-0.01%	-0.08%	0.05%	0.32%
BOFI	Bofi Holding, Inc. Of CA	$15.44	$128.06	$1.57	$11.89	6.63		129.86%	9.14%	129.86%	9.83	x	$0.00	0.00%	0.00%	$1,401	7.74%	7.74%	1.24%	1.46%	20.21%	0.98%	13.62%
FSBI	Fidelity Bancorp, Inc. of PA	$8.29	$25.26	($0.10)	$13.63	NM		60.82%	3.57%	65.02%	NM		$0.08	0.97%	NM	$708	6.82%	6.47%	2.51%	-0.41%	-6.18%	-0.04%	-0.63%
FPTB	First PacTrust Bancorp of CA	$8.50	$36.08	($0.35)	$18.47	NM		46.02%	4.04%	46.02%	NM		$0.20	2.35%	NM	$894	10.90%	10.90%	6.32%	-0.11%	-1.05%	-0.17%	-1.53%
HBNK	Hampden Bancorp, Inc. of MA	$9.70	$69.36	($0.10)	$13.24	NM		73.26%	12.07%	73.26%	NM		$0.12	1.24%	NM	$575	16.47%	16.47%	1.90%	-0.14%	-0.82%	-0.13%	-0.74%
HOME	Home Federal Bancorp Inc of ID	$14.68	$244.98	($0.57)	$12.41	37.64		118.29%	28.75%	118.29%	NM		$0.22	1.50%	56.41%	$852	24.30%	24.30%	3.29%	0.84%	3.18%	-1.23%	-4.64%
PVSA	Parkvale Financial Corp of PA	$9.25	$51.14	$1.45	$21.20	11.42		43.63%	2.70%	57.81%	6.38	x	$0.20	2.16%	24.69%	$1,896	7.86%	6.44%	2.13%	0.23%	2.98%	0.42%	5.33%
PULB	Pulaski Fin Cp of St. Louis MO	$6.99	$71.16	($0.27)	$8.49	12.26		82.33%	4.96%	86.51%	NM		$0.38	5.44%	66.67%	$1,434	8.17%	7.90%	5.51%	0.40%	5.28%	-0.19%	-2.50%
UBNK	United Financial Bncrp of MA	$13.27	$222.19	$0.47	$13.39	NM		99.10%	14.69%	102.87%	28.23	x	$0.28	2.11%	NM	$1,513	14.82%	14.36%	1.22%	0.39%	2.44%	0.58%	3.59%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate. BV per share omits the minority interest for Oneida Financial.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances. Capital ratios and ROE measures include minority interest for Oneida Financial.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

    3.     Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $120.0 million midpoint of the valuation range, the Company’s value equaled 12.49% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.72%, which implies a premium of 16.5% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.61%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 17.7%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Eagle Bancorp was the only second step conversion offering completed during the past three months. In comparison to Eagle Bancorp’s 81.4% closing forma P/TB ratio, the Company’s P/TB ratio of 76.69% at the midpoint value reflects an implied discount of 5.8%. At the top of the superrange, the Company’s P/TB ratio of 88.81% reflects an implied premium of 9.1% relative to Eagle Bancorp’s closing pro forma P/TB ratio.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 7, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including (1) newly-issued shares representing the MHC’s current ownership interest in Company, and (2) exchange shares issued to existing public shareholders of the Company was $119,988,260 at the midpoint, equal to 11,998,826 shares at $10.00 per share. Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 6,800,000 shares to a maximum of 9,200,000 shares, with a midpoint offering of 8,000,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $68,000,000 to a maximum of $92,000,000 with a midpoint of $80,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 10,580,000 shares (the “supermaximum”) equal to an offering of $105,800,000 at the offering price of $10.00 per share. The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibits IV-7 and IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
Shares				(x)
Super Maximum	15,868,448	10,580,000	5,288,448	1.1939
Maximum	13,798,650	9,200,000	4,598,650	1.0382
Midpoint	11,998,826	8,000,000	3,998,826	0.9028
Minimum	10,199,002	6,800,000	3,399,002	0.7673

Distribution of Shares
Super Maximum	100.00%	66.67%	33.33%
Maximum	100.00%	66.67%	33.33%
Midpoint	100.00%	66.67%	33.33%
Minimum	100.00%	66.67%	33.33%

Aggregate Market Value(1)
Super Maximum	$158,684,480	$105,800,000	$52,884,480
Maximum	$137,986,500	$92,000,000	$45,986,500
Midpoint	$119,988,260	$80,000,000	$39,988,260
Minimum	$101,990,020	$68,000,000	$33,990,020

(1) Based on offering price of $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the Kaiser Federal Financial stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Kaiser Federal Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing Kaiser Federal Financial shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9028 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7673 at the minimum, 1.0382 at the maximum and 1.1939 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.